As filed with the Securities and Exchange Commission on April 10th, 1998

                                                      Registration No. 333-_____
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-1

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             SIEBERT FINANCIAL CORP.
             (Exact name of registrant as specified in its charter)

         New York                              6211                               11-1796714
(State or other jurisdiction of     (Primary Standard Industrial       (I.R.S. Employer Identification
incorporation or organization)       Classification Code Number)                   Number)

                          885 Third Avenue, Suite 1720
                            New York, New York 10022
                                 (212) 644-2400
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                               Richard M. Feldman
                             Siebert Financial Corp.
                          885 Third Avenue, Suite 1720
                            New York, New York 10022
                                 (212) 644-2400
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                    Copy to:
                               Sarah Hewitt, Esq.
                  Brown Raysman Millstein Felder & Steiner, LLP
                              120 West 45th Street
                            New York, New York 10036
                                 (212) 944-1515

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ] _______

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

  If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______

  If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]


                                                   CALCULATION OF REGISTRATION FEE
====================================================================================================================================
    Title of Each Class of                Amount to be      Proposed Maximum Offering   Proposed Maximum Aggregate     Amount of
 Securities to be Registered               Registered          Price Per Share (1)          Offering Price (1)      Registration Fee
====================================================================================================================================

Common Stock, par value $.01 per share   1,000,000 shares      $ 15.125                  $  15,125,000                 $  4,462
------------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457 of the Securities Act of 1933, as amended.

The registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                           Exhibit Index on Page II-6

                                                  SIEBERT FINANCIAL CORP.

                                        (Cross Reference Sheet Furnished Pursuant to
                                               Item 501(b) of Regulation S-K)

Item Number and Caption in Form S-1                                   Location in Prospectus
-----------------------------------                                   ----------------------
1.       Forepart of the Registration Statement and Outside
           Front Cover Page of Prospectus.........................    Cover page.

2.       Inside Front and Outside Back Cover Pages
           of Prospectus..........................................    Inside front and outside back cover page.

3.       Summary Information, Risk Factors and Ratio
           of Earnings to Fixed Charges...........................    The Company; Investment Considerations.

4.       Use of Proceeds..........................................    Use of Proceeds.

5.       Determination of Offering Price..........................    Plan of Distribution.

6.       Dilution.................................................    Investment Considerations -- Immediate Dilution.

7.       Selling Security Holders.................................    Inapplicable.

8.       Plan of Distribution.....................................    Cover page; Plan of Distribution.

9.       Description of Securities to be Registered...............    Cover page; Description of Capital Stock.

10.      Interests of Named Experts and Counsel...................    Legal Matters; Experts; Management.

11.      Information with Respect to the Registrant...............    The Company;  Dividend Policy; Price Range of Common
                                                                      Stock;  Capitalization;   Selected  Financial  Data;
                                                                      Management's  Discussion  and  Analysis of Financial
                                                                      Condition  and  Results  of  Operations;   Business;
                                                                      Management;  Principal Shareholders;  Description of
                                                                      Capital Stock; Financial Statements.

12.      Disclosure of Commission Position on Indemnification
           for Securities Act Liabilities.........................    Inapplicable.

PROSPECTUS

PROSPECTUS INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                              SUBJECT TO COMPLETION
                  PRELIMINARY PROSPECTUS, DATED APRIL 10, 1998


                                1,000,000 Shares

[logo]                       SIEBERT FINANCIAL CORP.

                                  Common Stock



         The 1,000,000 shares of common stock, par value $.01 per share (the "Common Stock"), offered hereby are being offered by Siebert Financial Corp., a New York corporation (the "Company"). The shares of Common Stock will be offered from time to time for a period of 30 days following the date of this Prospectus. It is anticipated that sales of the shares of Common Stock being offered hereby, when made, will be made through customary brokerage channels, either through broker-dealers acting as agents or brokers for the Company, or through broker-dealers acting as principals who may then resell the shares of Common Stock in the over-the-counter market or otherwise, or at private sales in the over-the-counter market or otherwise, at negotiated prices related to prevailing market prices at the time of the sales, or by a combination of such methods of offering. Thus, the period of distribution of such shares my occur over an extended period of time, but not after May ___, 1998. The Company will pay or assume brokerage commissions incurred in the sale of its shares of Common Stock. See "Plan of Distribution."

         REFERENCE IS MADE TO "INVESTMENT CONSIDERATIONS" BEGINNING ON PAGE 4 WHICH CONTAINS MATERIAL INFORMATION THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE SECURITIES BEING OFFERED HEREBY.

         The Common Stock is traded in the Nasdaq SmallCap Market under the symbol "SIEB." The closing sale price of the Common Stock in the Nasdaq SmallCap Market on April __, 1998 was $_____ per share. See "Price Range of Common Stock."

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


                 The date of this Prospectus is April ___, 1998.

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE SECURITIES OFFERED HEREBY TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE.


                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "SEC") a Registration Statement on Form S-1 (together with any amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC and certain items of which may be contained in schedules and exhibits to the Registration Statement as permitted by the rules and regulations of the SEC to which reference is hereby made for further information with respect to the Company and the Common Stock. Items of information omitted from this Prospectus but contained in the Registration Statement may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the following regional offices of the SEC: 7 World Trade Center, New York, New York 10048, and Citicorp Center, 500 West Madison, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The SEC maintains a Web site that contains reports, proxy statements and information statements and other information regarding registrants that file electronically with the SEC. The address of the Web site is http://www.sec.gov.

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC referred to above. In addition, copies of such reports, proxy statements and other information concerning the Company may also be inspected and copied at the offices of The Nasdaq Stock Market, Inc. at 1735 K Street, N.W., Washington, D.C. 20006-1506 where the Common Stock is traded.

                                   THE COMPANY

SIEBERT

         The Company is a holding company which conducts all of its business activities in the retail discount brokerage and investment banking business through its wholly-owned subsidiary, Muriel Siebert & Co., Inc., a Delaware corporation ("Siebert"). Muriel Siebert, the first woman member of the New York Stock Exchange, is the Chair and President and owns approximately 96% of the outstanding Common Stock of the Company.

BUSINESS OVERVIEW

         Siebert provides services to its customers through two main divisions. Through its Retail division, Siebert provides discount brokerage and related services to its retail investor accounts. Through its Capital Markets division, Siebert offers institutional clients equity execution services on an agency basis as well as equity, fixed income and municipal underwriting and investment banking services. In addition, this division participates in the secondary markets for Municipal and U.S. Treasury securities and also trades listed closed end bond funds and certain other securities for its own account. This proprietary trading business is segregated from that of the agency business executed on behalf of institutional clients.

         The firm is unique among discount brokerage firms in that, through its Capital Markets division, it offers a wide variety of underwriting and investment banking services. Such services include acting as senior manager, co-manager or otherwise participating in the underwriting or sales syndicates of municipal, corporate debt and equity, government agency and mortgage/asset backed securities issues.

         The Company believes that it is the largest Woman-Owned Business Enterprise ("WBE") in the capital markets business in the country through Siebert and the largest Minority and Women's Business Enterprise ("MWBE") in the tax exempt underwriting business in the country through its Siebert Brandford Shank division.

         Siebert was incorporated on June 13, 1969 under the laws of the State of Delaware. The principal executive offices of the Company and Siebert are located at 885 Third Avenue, 17th Floor, New York, New York 10022.

BACKGROUND

         The Company is the successor by merger to J. Michaels, Inc. ("JMI"), a company not previously associated with Siebert Financial Corp. On November 8, 1996, JMI and Muriel Siebert Capital Markets Group, Inc., a Delaware corporation owned by Ms. Siebert ("MSCMG"), merged and concurrently transferred all of the assets previously owned by JMI to a liquidating trust. The Company has had no, nor does it expect to have any, involvement with the liquidating trust. Following the merger, the Company's fiscal year was changed to December 31.

         The financial and other information contained herein with respect to the Company has been adjusted where applicable to give effect to the 4 for 1 stock split effective April 7, 1998.

                            INVESTMENT CONSIDERATIONS

         THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE DISCUSSED IN THE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH BELOW AND ELSEWHERE IN THIS PROSPECTUS. IN ADDITION TO ALL THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, PROSPECTIVE PURCHASERS SHOULD CONSIDER THE INVESTMENT CONSIDERATIONS SET FORTH BELOW PRIOR TO DECIDING WHETHER TO INVEST IN THE COMMON STOCK OFFERED HEREBY.

MARKET CONDITIONS

         The  securities  business  is, by its  nature,  subject to  significant risks, particularly in volatile or illiquid markets, including the risk of trading losses, losses resulting from the ownership or underwriting of securities, counterparty failure to meet commitments, customer fraud, employee fraud, issuer fraud, errors and misconduct, failures in connection with the processing of securities transactions and litigation.

         The Company's principal business activity, retail broker-dealer operations, as well as its investment banking, institutional sales and other services, are highly competitive and subject to various risks, volatile trading markets and fluctuations in the volume of market activity. The securities business is directly affected by many factors, including economic and political conditions, broad trends in business and finance, legislation and regulation affecting the national and international business and financial communities, currency values, inflation, market conditions, the availability and cost of short-term or long-term funding and capital, the credit capacity or perceived creditworthiness of the securities industry in the marketplace and the level and volatility of interest rates. These and other factors can contribute to lower price levels for securities and illiquid markets.

         Lower price levels of securities may result in (i) reduced volumes of securities, options and futures transactions, with a consequent reduction in commission revenues, and (ii) losses from declines in the market value of securities held in trading, investment and underwriting positions. In periods of low volume, levels of profitability are further adversely affected because certain expenses remain relatively fixed. Sudden sharp declines in market values of securities and the failure of issuers and counterparties to perform their obligations can result in illiquid markets which, in turn, may result in the Company having difficulty selling securities. Such negative market conditions, if prolonged, may also lower the Company's revenues from investment banking and other activities.

         As a result of the varied risks associated with the securities business, which are beyond the Company's control, the Company's commission and other revenues could be adversely affected. A reduction in revenues or a loss resulting from the underwriting or ownership of securities could have a material adverse effect on the Company's results of operations and financial condition. In addition, as a result of such risks, the Company's revenues and operating results may be subject to significant fluctuations from quarter to quarter and from year to year. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Business Environment."

COMPETITION

         Siebert encounters significant competition from full-commission and discount brokerage firms, as well as from financial institutions, mutual fund sponsors and other organizations many of which are significantly larger and better capitalized than Siebert. The Siebert Brandford Shank division also encounters significant competition from firms engaged in the municipal finance business. The general financial success of the securities industry over the past several years has strengthened existing competitors. Siebert believes that such success will continue to attract additional competitors such as banks, insurance companies, providers of online financial and information services, and others as they expand their product lines. Many of these competitors are larger, more diversified, have greater capital resources, and offer a wider range of services and financial products than Siebert. Siebert competes with a wide variety of vendors of financial services for the same customers. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Business Environment."

         During 1996 and 1997, competition has continued to intensify both among all classes of brokerage firms and within the discount brokerage business as well as from new firms not previously in the discount business announcing plans to become significantly involved. Other firms, traditionally discount execution firms primarily, have announced their intention to broaden their offerings to include advice and investment management. Since 1994, some firms have offered low flat rate execution fees that are difficult for any conventional discount firm to meet. Continued competition from ultra low cost, flat fee brokers and broader service offerings from other discount brokers could also limit the Company's growth or even lead to a decline in the Company's customer base which would adversely effect its results of operations. Industry-wide changes in trading practices are expected to cause continuing pressure on fees earned by discount brokers for the sale of order flow. Some such firms, are offering their services over the facilities of the internet and have devoted more resources to and have more elaborate web sites than the Company. See "Use of Proceeds." Many of the flat fee brokers, however, impose charges for services such as mailing, transfers and handling exchanges which Siebert does not and also direct their execution to captive market makers. Increased competition, broader service offerings or the prevalence of a flat fee environment could also limit Siebert's growth or even lead to a decline in Siebert's customer base which would adversely affect its results of operations. See "Business--Competition."

EXPERIENCE WITH THE INTERNET

         Although the Company has been offering internet trading for approximately one year, it has had only limited experience in this area relative to some other companies in its industry. The Company's ability to develop its internet business and enhance its business through the internet may depend on its ability to attract and retain management personnel with internet experience. There is no assurance that the Company will be able to attract, hire and retain qualified personnel. See "Use of Proceeds."

INITIAL LOSSES FROM INTERNET DEVELOPMENT

         To the extent that the net proceeds from the sale of the shares of the Company's Common Stock offered hereby is used to develop the Company's internet retail brokerage business, such expenditures will be expensed as made and the revenues, if any, to be generated therefrom are likely to be realized in subsequent accounting periods and may initially have a material adverse effect on the Company's results of operations. Also, there is no assurance that the Company will be successful in developing its internet business. See "Use of Proceeds."

PRINCIPAL TRANSACTIONS

         The Company's Capital Markets division underwriting and trading activities involve the purchase, sale or short sale of securities as principal. These activities involve the risks of changes in the market prices of such securities and of decreases in the liquidity of the securities markets, which could limit the

Company's ability to resell securities purchased or to repurchase securities sold short. In addition, these activities subject the Company's capital to significant risks that counterparties will fail to perform their obligations.

         From time to time, the Company establishes short positions during the course of its trading activities. It is a characteristic of short positions that any loss sustained on closing out the position may exceed the liability related thereto as shown on the Company's financial statements.

RISKS ASSOCIATED WITH FEDERAL AND STATE REGULATION

         The Company's business is, and the securities industry is, subject to extensive regulation in the United States, at both the Federal and state level. As a matter of public policy, regulatory bodies are charged with safeguarding the integrity of the securities and other financial markets and with protecting the interests of customers participating in those markets and not with protecting the interests of the Company's stockholders. In addition, self-regulatory organizations and other regulatory bodies in the United States, such as the SEC, the New York Stock Exchange (the "NYSE"), the National Association of Securities Dealers, Inc. (the "NASD") and the Municipal Securities Rulemaking Board (the "MSRB"), require strict compliance with their rules and regulations. Failure to comply with any of these laws, rules or regulations, some of which are subject to the uncertainties of interpretation, could result in a variety of adverse consequences including civil penalties, fines, suspension or expulsion, which could have a material adverse effect upon the Company.

         The laws and regulations, as well as governmental policies and accounting principles, governing the financial services and banking industries have changed significantly over recent years and are expected to continue to do so. During the last several years Congress has considered numerous proposals that would significantly alter the structure and regulation of such industries. The Company cannot predict which changes in laws or regulations, or in governmental policies and accounting principles, will be adopted, but such changes, if adopted, could materially and adversely affect the business and operations of the Company. See "Business--Regulation."

NET CAPITAL REQUIREMENTS; HOLDING COMPANY STRUCTURE

         The SEC, the NYSE and various other securities and commodities exchanges and other regulatory bodies in the United States have rules with respect to net capital requirements which affect the Company. These rules have the effect of requiring that at least a substantial portion of a broker-dealer's assets be kept in cash or highly liquid investments. Compliance with the net capital requirements by the Company could limit operations that require intensive use of capital, such as underwriting or trading activities. These rules could also restrict the ability of the Company to withdraw capital from the Company, even in circumstances where the Company has more than the minimum amount of required capital, which, in turn, could limit the ability of the Company to implement its strategies. In addition, a change in such rules, or the imposition of new rules, affecting the scope, coverage, calculation or amount of such net capital requirements, or a significant operating loss or any unusually large charge against net capital, could have similar adverse effects. See "Business--Net Capital Requirements."

KEY MANAGEMENT

         The success of the Company is principally dependent on its founder, Muriel F. Siebert, Chair and President. The loss of the services of Ms. Siebert would adversely affect the Company. See "Management." The success of the Siebert Brandford Shank division may be dependent on the services of Napoleon Brandford III and Suzanne Shank, the loss of whose services may adversely affect the Company.

PRINCIPAL SHAREHOLDER

         Upon completion of the Offering and if all shares covered hereby are sold to the public, Ms. Siebert would own approximately 92% of the Company's outstanding Common Stock. Ms. Siebert will have the power to elect the entire Board of Directors and, except as otherwise provided by law or the Company's Certificate of Incorporation, to approve any action requiring shareholder approval without a shareholders meeting. See "Management" and "Principal Shareholders."

SIGNIFICANT INCREASE IN OVERHEAD

         Recently, Siebert has opened retail discount brokerage offices in Morristown, New Jersey and Palm Beach and Surfside (Bal Harbour), Florida and relocated its office in Los Angeles. In October 1996, Siebert formed the Siebert Brandford Shank division of Siebert to add to the former activities of Siebert's tax exempt underwriting department. The Siebert Brandford Shank division has opened offices in San Francisco and Seattle and has opened or assumed the leases for additional offices in Houston, Dallas, Chicago and Detroit. As a result of the new office expenses and the additional compensation expenses, Siebert's overhead expense has increased significantly. There can be no assurance that Siebert will generate sufficient additional revenue to cover such expense which could have a material adverse effect upon the Company.

LIQUIDITY

         Until November 1996, there was no public market for the Common Stock or any other securities of the Company. In addition, only approximately 782,000 shares, or approximately 3.7% of the shares outstanding, are currently held by the public. Although the Common Stock is traded in the Nasdaq SmallCap Market, there can be no assurance that an active public market will develop or continue.

SHARES ELIGIBLE FOR FUTURE SALE

         There will be approximately 21,994,000 shares of Common Stock outstanding immediately after completion of this offering, 20,212,000 of which, owned by Muriel Siebert, will be "restricted securities" under the Securities Act, and may only be sold pursuant to a registration statement under the Securities Act or an applicable exemption from the registration requirements of the Securities Act, including Rule 144 thereunder. The balance will be freely tradeable in the public markets. Sale of a substantial number of shares of Common Stock in the public market, whether by Ms. Siebert or other stockholders of the Company, could adversely affect the prevailing market price of the Common Stock.

IMMEDIATE DILUTION

         Purchasers of Common Stock in this offering will experience dilution, upon the sale of such Common Stock, in net tangible book value of $___ per share, based on a closing price, as of April __, 1998, of $_____ per share (estimated to approximate the offering price).

FORWARD-LOOKING STATEMENTS

         This Prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Actual results could differ from those projected in any forward-looking statements for the reasons detailed in the other sections of this "Investment Considerations " portion of, and elsewhere in, this Prospectus.

                                 USE OF PROCEEDS

         The net proceeds to be received by the Company from the sale of the 1,000,000 shares of Common Stock offered by the Company are estimated to be $__________ if all the shares are sold and after deducting expenses payable by the Company estimated to be approximately $80,000.

         The Company intends to use up to $5,000,000 of the net proceeds from this offering to build up and promote its internet trading service. Such net proceeds will be expended principally on advertising and promotion of the internet service, development of such service and salaries for additional personnel for such service. If the Company realizes more than $5,000,000 of net proceeds and it deems the results from the expenditure of such sum successful, the Company will use any additional sums raised and deemed necessary or desirable to further build and promote its internet trading service. Any proceeds above $5,000,000 not deemed necessary or desirable to further build and promote the internet trading service will be used for general corporate purposes.

         Pending any specific application of the net proceeds, the net proceeds will be added to working capital and invested in short-term interest-bearing obligations.


                                 DIVIDEND POLICY

         On December 22, 1997 and March 16, 1998, dividends of $.0225 per share were declared for all stockholders of record as of December 30, 1997 and March 20, 1998, respectively. Ms. Siebert, as the majority shareholder of the Company, waived her right to receive the two cash dividends declared by the Company and may from time to time waive her right to receive future cash dividends declared, if any.

         Subject to statutory and regulatory constraints, prevailing financial conditions and future earnings, the Company may pay cash dividends on its Common Stock. In considering whether to pay such dividends, the Company's Board of Directors will review the earnings of the Company, its capital requirements, its economic forecasts and such other factors as are deemed relevant. Some portion of the Company's earnings will be retained to provide capital for the operation and expansion of its business.

                           PRICE RANGE OF COMMON STOCK

         The Common Stock commenced trading on the Nasdaq SmallCap Market under the symbol "SIEB" on November 12, 1996. The high and low sales prices of the Common Stock reported by the Nasdaq SmallCap Market during the following periods, as retroactively adjusted for the 4 for 1 stock split that occurred on April 7, 1998, were:


                                                                 High     Low
                                                                ------   ------

      Period from November 12, 1996 to December 31, 1996 ....  $ 3.000   $2.250

      First Quarter - 1997  .................................  $ 3.094   $2.313

      Second Quarter - 1997  ................................  $ 2.375   $2.313

      Third Quarter - 1997  .................................  $ 2.313   $1.313

      Fourth Quarter - 1997  ................................  $ 2.250   $1.875

      First Quarter - 1998  .................................  $ 8.997   $2.422

      Period from April 1, 1998 to April 8, 1998  ...........  $19.000   $8.250


         The closing price of the Common Stock on the Nasdaq SmallCap Market on April __, 1998 was $________ per share.

         As of April 7, 1998, there were approximately 200 holders of record and approximately 800 additional beneficial holders of the Common Stock.

         The Company currently meets the criteria for listing of its Common Stock on the American Stock Exchange ("AMEX"). If the Company sells more than 400,000 shares in the offering covered by this Prospectus, it will meet the criteria for listing of its Common Stock on the Nasdaq National Market System. If the Company meets the listing criteria, it may apply for listing on either the Nasdaq National Market System or AMEX. Notwithstanding its meeting the applicable criteria, there can be no assurance that the Company will, in fact, either apply for listing or be listed on either the Nasdaq National Market System or AMEX.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company at December 31, 1997 as retroactively adjusted for the 4 for 1 stock split that occurred on April 7, 1998, and as adjusted to reflect the net proceeds from the sale of the 1,000,000 shares of Common Stock offered by the Company. See "Use of Proceeds."

                                                           Actual     As Adjusted
                                                        -----------   -----------
                                                      (In thousands) (In thousands)

Subordinated debt to shareholder                        $     3,000   $     3,000
                                                        -----------   -----------
Common Stock, par value $.01, 49,000,000 shares
authorized, 20,950,440  shares issued and outstanding
at December 31, 1997 and 21,993,640
shares issued and outstanding, as adjusted                      210           220

Additional paid-in capital                                    6,585

Retained earnings                                             2,878         2,878
                                                        -----------   -----------

Total shareholders' equity                                    9,673
                                                        -----------   -----------

Total capitalization                                    $    12,673   $
                                                        ===========   ===========


                             SELECTED FINANCIAL DATA

         The selected  consolidated  financial data set forth below for the five years  ended  December  31, 1997 has been  derived  from the  Company's  audited financial  statements.  Such  information for the three years ended December 31,
1997 should be read in  conjunction  with,  and is qualified in its entirety by,
the  financial   statements  and  notes  thereto  appearing  elsewhere  in  this
Prospectus.

                                                                                     Year Ended December 31,
                                                        -------------------------------------------------------------------------
                                                            1997           1996          1995           1994             1993
                                                        -----------     -----------   -----------    -----------      -----------
Income statement data:
   Revenues:
      Commissions and fees ............................ $18,879,674     $20,105,127   $15,645,334    $12,128,797      $14,349,051
      Investment banking ..............................   4,487,594       2,532,795     1,396,967      1,536,030        2,462,309
      Trading profits .................................   1,795,104         868,823     2,608,078      3,215,288        3,133,722
      Interest and dividends ..........................     704,911         656,434     1,389,612        462,618          261,198
                                                        -----------     -----------   -----------    -----------      -----------
                                                         25,867,283      24,163,179    21,039,991     17,342,733       20,206,280
                                                        -----------     -----------   -----------    -----------      -----------

   Expenses:
      Employee compensation and benefits (1) ..........   8,208,006       9,753,847     8,586,116      6,132,899        8,999,567
      Clearing fees, including floor brokerage ........   4,675,368       4,585,398     4,249,050      3,967,558        4,473,740
      Advertising and promotion .......................   2,751,755       3,265,692     2,485,426      2,299,030        2,171,858
      Communications ..................................   1,446,817       1,359,325     1,119,189      1,001,957          896,986
      Occupancy .......................................     648,763         403,534       326,089        323,123          323,235
      Interest ........................................     418,405         290,465       568,326        602,759          323,876
      Other general and administrative ................   3,043,068       2,339,483     2,461,122      2,458,237        1,932,143
                                                        -----------     -----------   -----------    -----------      -----------
                                                         21,192,182      21,997,744    19,795,318     16,785,563       19,121,405
                                                        -----------     -----------   -----------    -----------      -----------
Income before income taxes.............................   4,675,101       2,165,435
Provision for income taxes - current...................   2,057,000         201,000
                                                        -----------     -----------
Net income - historical................................ $ 2,618,101       1,964,435     1,244,673        557,170        1,084,875
                                                        ===========
Pro forma provision for income taxes (2)...............                     752,000       548,000        245,000          477,000
                                                                        -----------   -----------    -----------      -----------
Net income - pro forma.................................                   1,212,435   $   696,673    $   312,170      $   607,875
                                                                                      ===========    ===========      ===========
Supplementary pro forma adjustment:
      Effect of officer's salary reduction as though
      1997 salary had been in effect in 1996 ..........                   2,975,000
      Related income taxes.............................                  (1,309,000)
                                                                        -----------
Supplementary pro forma net income.....................                 $ 2,878,435
                                                                        ===========
Net income per share of common stock:
      Historical ......................................        $.12
      Pro forma........................................                        $.06          $.03           $.01             $.03
      Supplemental pro forma...........................                        $.14
Weighted average shares deemed outstanding.............  20,949,484      20,943,588    20,943,588     20,943,588       20,943,588

Statement of financial condition data (at year-end):
   Total assets ....................................... $17,881,589     $14,372,708   $16,291,195    $ 9,372,230      $12,161,104
   Total liabilities excluding subordinated borrowings.   5,209,032       4,271,143     9,154,065      3,479,773        6,825,817
   Subordinated borrowings to majority shareholder.....   3,000,000       3,000,000     2,000,000      2,000,000        2,000,000
   Stockholders' equity ...............................   9,672,557       7,101,565     5,137,130      3,892,457        3,335,287

-------------------
(1) Employee compensation and benefits include $2,975,000, $2,975,000, $1,215,000 and $3,958,000 for 1996 through 1993, respectively, of S corporation compensation of Muriel Siebert in excess of the amounts that would have been paid had her 1997 compensation arrangement of $150,000 been in effect.

(2) The pro forma provision for income taxes represents income taxes which would have been provided had Siebert operated as a C Corporation.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         This discussion should be read in conjunction with the Company's audited Consolidated Financial Statements and the Notes thereto contained elsewhere in this Prospectus.

         Statements in this "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this document as well as oral statements that may be made by the Company or by officers, directors or employees of the Company acting on the Company's behalf that are not statements of historical or current fact constitute "forward looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve risks and uncertainties and known and unknown factors that could cause the actual results of the Company to be materially different from the historical results or from any future results expressed or implied by such forward looking statements, including, without limitation: changes in general economic and market conditions, fluctuations in volume and prices of securities, changes and prospects for changes in interest rates and demand for brokerage and investment banking services, increases in competition within and without the discount brokerage business through broader services offerings or otherwise, competition from electronic discount brokerage firms offering greater discounts on commissions than the Company, prevalence of a flat fee environment, decline in participation in equity or municipal finance underwritings, decreased ticket volume in the discount brokerage division, limited trading opportunities, increases in expenses and changes in net capital or other regulatory requirements.

BUSINESS ENVIRONMENT

         Market conditions during 1997 reflected a continuation of the 1996 bull market characterized by record volume and record high market levels. At the same time, competition has continued to intensify both among all classes of brokerage firms and within the discount brokerage business as well as from new firms not previously in the discount brokerage business. Electronic trading continues to grow as a retail discount market segment with some firms offering very low flat rate trading execution fees that are difficult for any conventional discount firm to meet. Many of the flat fee brokers, however, impose charges for services such as mailing, transfers and handling exchanges which the Company does not and also direct their executions to captive market makers. Continued competition from ultra low cost, flat fee brokers and broader service offerings from other discount brokers could also limit the Company's growth or even lead to a decline in the Company's customer base which would adversely affect its results of operations. Industry-wide changes in trading practices are expected to cause continuing pressure on fees earned by discount brokers for the sale of order flow.

         The Company, like other securities firms, is directly affected by general economic and market conditions including fluctuations in volume and prices of securities, changes and prospects for changes in interest rates and demand for brokerage and investment banking services, all of which can affect the Company's relative profitability. In periods of reduced market activity, profitability is likely to be adversely affected because certain expenses, including salaries and related costs, portions of communications costs and occupancy expenses, remain relatively fixed.
Accordingly, earnings for any period should not be considered representative of any other period.

         Siebert's clearing broker has represented that its computer systems will be year 2000 operable and fully tested by December 31, 1998. The Company's own systems are presently being modified or replaced. The Company believes its cost for meeting this problem will not be material.

CURRENT DEVELOPMENTS

         During the fourth quarter of 1997, the Company, through its Siebert, Brandford, Shank division, acted as either senior manager or co-manager for a total of $3.8 billion of municipal bond offerings. In addition, the Company was appointed as senior manager for several large offerings including the Oakland

State Building Authority ($158 million) and the City of North Forest Independent School District ($47 million).

RESULTS OF OPERATIONS

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

         Total revenues for 1997 were $25.9 million, an increase of $1.7 million or 7.1% over 1996. Investment banking revenues, trading and interest and dividend revenues increased as compared to the prior year, however, commission and fee income decreased.

         Commission and fee income decreased $1.2 million or 6.1% to $18.9 million due to lower commissions earned per trade resulting from the increase of lower priced electronic trading, price reductions on other related services caused by increased competition from ultra low cost flat fee brokers and a reduction of order flow fees.

         Trading profits increased $926,000 or 107% to $1,795,000 primarily due to increased activity in secondary municipal bond trading by the Siebert, Brandford, Shank division and improved trading opportunities in the principal listed bond funds trading activity.

         Interest and dividends increased $48,000 or 7.4% to $705,000 primarily due to trading strategies which generated greater dividend income.

         Investment banking revenues increased $2.0 million or 77% to $4.5 million primarily due to a whole year of tax exempt underwriting activity by the Siebert, Brandford, Shank division in 1997. This division operated for only three months of the year in 1996.

         Total expenses for 1997 were $21.2 million, a decrease of $806,000 or 3.7% over 1996. Both employee compensation and benefits and advertising and promotion decreased. All other categories of costs increased.

         Employee compensation and benefit costs decreased $1.5 million or 16% to $8.2 million primarily due to Muriel Siebert's compensation reduction, offset by a full year's worth of compensation for the Siebert, Brandford, Shank division's principals, municipal investment banking staff and commission based municipal trading personnel.

         Clearing and brokerage fees increased $90,000 or 2.0% to $4.7 million. Such costs increased due to a higher volume of tickets.

         Advertising and promotion expense decreased $514,000 or 15.7% to $2.8 million due to decreased branch and service promotion; 1996 included several one time expenses related to branch expansion and on-line trading.

         Communications expense increased $87,000 or 6.4% to $1.4 million as the client base and volume increased and more services were offered directly on-line and from activities of the investment banking staff. These increases were partially offset by telephone contract price reductions.

         Occupancy costs increased $245,000 or 61% to $649,000 principally due to a full year's worth of rent in 1997 for new retail and investment banking branch offices opened during 1996.

         Interest expense increased $128,000 or 44% to $418,000 primarily due to greater use of margin borrowings and short positions in proprietary trading activity.

         Other general and administrative expenses increased $704,000 or 30% to $3.0 million primarily due to travel and entertainment expenses related to the new municipal investment banking staff and a range of miscellaneous costs associated with increased volume.

         Current and pro forma provision for income taxes increased $1.1 million or 116% to $2.1 million while net income for 1997 was $2.6 million, an increase of $1.4 million or 116% over 1996, both proportional to a similar increase in pre-tax income.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

         Total revenues for 1996 were $24.2 million, an increase of $3.1 million or 15% over 1995. Commission and fee income and investment banking revenues increased and trading and interest and dividend revenues declined.

         Commission and fee income increased $4.5 million or 29% to $20.1 million due to the continued bull market and increased spending for advertising and promotion to attract additional clients. In addition, under a new clearing agreement which was phased in during the second quarter of 1995, Siebert received additional commission income on client margin and free credit balances and investments in certain mutual and money market funds and the amounts of related customer balances and investments increased substantially.

         Trading profits declined $1.7 million or 67% to $869,000 due to a continuing lack of liquidity and substantially reduced volatility in markets in which the firm trades, thus limiting trading and arbitrage opportunities compared to the prior year.

         Interest and dividends decreased $733,000 or 53% to $656,000 due to decreases in long trading positions and in trading strategies which generated greater dividend income in 1995 over the corresponding period in 1996.

         Investment banking revenues increased $1.1 million or 81% to $2.5 million due to increased participation in both equity and tax exempt underwritings over the prior year period. This resulted from providing additional resources to the development of both types of business and, from October 1, 1996, the addition of over 20 municipal investment banking professionals to form the Siebert, Brandford, Shank division engaged in tax exempt underwriting.

         Total costs and expenses for 1996 were $22.0 million, an increase of $2.2 million or 11% over 1995. All categories of costs increased except interest expense and other general and administrative expenses.

         Employee compensation and benefit costs increased $1.2 million or 14% to $9.8 million due to provisions for bonus payments and to increases in staffing to cover the trading and service needs of the retail commission business, and, in the fourth quarter, the tax exempt underwriting business. Management, staff and incentive bonuses increased $350,000 reflecting volume, improved performance and firm profitability. The balance of the increase relates primarily to an increase in average head count of 73 for 1995 to 95 for 1996, an increase of 32%. The staff increase is primarily related to the increase in retail commission business and, in the fourth quarter, the addition of the municipal investment banking professionals.

         Clearing and brokerage fees increased $336,000 or 7.9% to $4.6 million. Such costs increased substantially less than commission volume due to the effect of a new clearing cost structure that became effective in the second quarter of 1995.

         Advertising and promotion expense increased $780,000 or 31% to $3.3 million due to increased branch and service promotion (for example, the opening of the Naples office in early 1996 and the Surfside and Palm Beach offices in late 1996 and the introduction of new products such as "Siebert OnLine") and increased advertising and promotion to differentiate Siebert from other firms in an increasingly competitive environment.

         Communications expense increased $240,000 or 22% to $1.4 million as the client base and volume increased and more services were offered directly on-line.

         Occupancy costs increased $77,000 or 24% to $403,000 principally due to opening a new branch in Naples, Florida in December 1995, pre-opening and rental costs of three new retail branches in late 1996, and the new location costs for the Siebert, Brandford, Shank division for the fourth quarter of 1996.

         Interest expense declined $278,000 or 49% to $291,000 primarily due to the decreased use of equity trading strategies that involve large short positions. Dividend charges against short positions are included as part of interest expense.

         Other general and administrative expenses decreased $122,000 or 5% to $2.3 million due principally to reduced legal and consulting fees in the current year. Included in general and administrative costs for 1996 are approximately $210,000 in legal, accounting and printing costs related to the JMI merger in November 1996.

         Siebert's current and pro forma provision for income taxes increased $405,000 or 74% to $953,000 while pro forma net income for 1996 was $1.2 million, an increase of $516,000 or 74% over 1995, both proportional to a similar increase in pre-tax income.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

         Total revenues for 1995 were $21.0 million, an increase of $3.7 million or 21% over 1994. Commission and fee income and interest and dividend revenues increased and trading and investment banking revenues declined.

         Commission and fee income increased $3.5 million or 29% to $15.6 million due to the continued bull market and increased spending for advertising to attract additional clients.

         Trading profits declined $607,000 or 19% to $2.6 million due to a lack of liquidity and substantially reduced volatility in the firm's markets during the second half of the year thus limiting the trading and arbitrage opportunities present in the first half of the year and in the prior period.

         Interest and dividends increased $927,000 or 200% to $1.4 million due to increases in long trading positions and in trading strategies which generated greater dividend income.

         Investment banking revenues decreased $139,000 or 9.1% to $1.4 million due to reduced underwriting volume generally in municipal markets and a shift from negotiated underwriting transactions to competitively bid transactions which are relatively less profitable for participants.

         Total costs and expenses for 1995 were $19.8 million, an increase of $3.0 million or 18% over 1994. All categories of costs increased except interest expense.

         Employee compensation and benefit costs increased $2.5 million or 40% to $8.6 million due to an increase in Subchapter-S compensation to Ms. Siebert of $1.76 million, an increase in contractual incentive bonus compensation of $355,000 and an increase in the bonus provision for other staff and executives of $365,000.

         Clearing and brokerage fees increased $282,000 or 7.1% to $4.2 million. Such costs increased substantially less than commission volume due to the effect of a new clearing cost structure that became effective in the second quarter of 1995.

         Advertising and promotion expense increased $186,000 or 8.1% to $2.5 million primarily in increased advertising to differentiate Siebert from other firms in an increasingly competitive environment.

         Communications expense increased $117,000 or 12% to $1.1 million due to increased market volume, increased use of "800" number service resulting from national television advertising and increased use of Siebert's market phone service for orders as well as customer inquiries. Also as a result of increased volume, the cost of quote services increased $58,000 or 14%.

         Occupancy costs increased $3,000 or 0.9% to $326,000 primarily from cost escalation provisions in existing leases.

         Interest expense declined $34,000 or 5.7% to $568,000 primarily due to the decreased use of equity trading strategies that involve large short positions. Dividend charges against short positions are included as part of interest expense.

         Pro forma provision for income taxes increased $303,000 or 124% to $548,000 and pro forma net income for 1995 was $697,000, an increase of $385,000 or 123% over 1994, both proportional to a similar increase in pre-tax income.

LIQUIDITY AND CAPITAL RESOURCES

         Pending the completion of the sale of all of the securities offered hereby, the Company will have approximately $__ million in additional cash and/or short-term securities.

         The Company's assets are highly liquid, consisting generally of cash, money market funds and securities freely salable in the open market. Siebert's total assets at December 31, 1997 were $17.9 million, of which $2.0 million took the form of a secured demand note. $13.1 million or 73% of total assets were highly liquid.

         Siebert is subject to the net capital requirements of the SEC, the NYSE and other regulatory authorities. At December 31, 1997, Siebert's regulatory net capital was $9.1 million, $8.8 million in excess of its minimum capital requirement of $250,000.

                                    BUSINESS

GENERAL

         The Company is a holding company which conducts all of its business activities in the retail discount brokerage and investment banking business through its wholly-owned subsidiary, Muriel Siebert & Co., Inc., a Delaware corporation ("Siebert"). Muriel Siebert, the first woman member of the New York Stock Exchange, is the Chair and President and owns approximately 96% of the outstanding common stock, par value $.01 per share (the "Common Stock"), of the Company.

         The Company is the successor by merger to J. Michaels, Inc. ("JMI"), a company not previously associated with Siebert Financial Corp. On November 8, 1996, JMI and Muriel Siebert Capital Markets Group, Inc., a Delaware corporation owned by Ms. Siebert ("MSCMG"), merged and concurrently transferred all of the assets previously owned by JMI to a liquidating trust. The Company has had no, nor does it expect to have any, involvement with the liquidating trust. Following the merger, the Company's fiscal year was changed to December 31.

         Siebert was incorporated on June 13, 1969 under the laws of the State of Delaware. The principal executive offices of the Company and Siebert are located at 885 Third Avenue, 17th Floor, New York, New York 10022.

BUSINESS OVERVIEW

         Siebert provides services to its customers through two main divisions. Through its Retail division, Siebert provides discount brokerage and related services to its retail investor accounts. Through its Capital Markets division, Siebert offers institutional clients equity execution services on an agency basis as well as equity, fixed income and municipal underwriting and investment banking services. In addition, this division participates in the secondary markets for Municipal and U.S. Treasury securities and also trades listed closed end bond funds and certain other securities for its own account. This proprietary trading business is segregated from that of the agency business executed on behalf of institutional clients.

         The firm is unique among discount brokerage firms in that, through its Capital Markets division, it offers a wide variety of underwriting and investment banking services. Such services include acting as senior manager, co-manager or otherwise participating in the underwriting or sales syndicates of municipal, corporate debt and equity, government agency and mortgage/asset backed securities issues.

         The Company believes that it is the largest Woman-Owned Business Enterprise ("WBE") in the capital markets business in the country through Siebert and the largest Minority and Women's Business Enterprise ("MWBE") in the tax exempt underwriting business in the country through its Siebert Brandford Shank division.

THE RETAIL DIVISION

         DISCOUNT BROKERAGE AND RELATED SERVICES. The Securities and Exchange Commission (the "SEC") eliminated fixed commission rates on securities transactions on May 1, 1975, a date that would later come to be known as "May Day," spawning the discount brokerage industry; that very day, on the opening bell, Siebert executed its first discounted commission trade. The firm has been in business and a member of The New York Stock Exchange, Inc. (the "NYSE") longer than any other discount broker.

         Siebert's focus in its discount brokerage business is to serve retail clients who seek a wide selection of quality investment services at commissions that are substantially lower than those of full-commission firms and competitive with the national discounters.

         Siebert clears all securities transactions on a fully-disclosed basis through National Financial Services Corp. ("NFSC"), a wholly owned subsidiary of Fidelity Investments. NFSC, with over $9 billion in assets, adds state-of-the-art technology as well as back-office experience to the operations of Siebert supplementing Siebert's in-house systems.

         Siebert serves investors who make their own investment decisions. Siebert seeks to assist its customers in their investment decisions by offering a number of value added services, including research by fax and quick and easy access to account information. The firm provides its customers with information via toll-free 800 service direct to its representatives Monday through Friday between 7:30 a.m. and 7:30 p.m. Eastern Time. Through its SiebertNet, Siebert OnLine and Siebert MarketPhone services, 24 hour access is available to customers.

         INDEPENDENT RETAIL EXECUTION SERVICES. Siebert is independent of the Over-the-Counter ("OTC") and Third Market market makers and consequently offers what it believes to be the best possible trade executions for customers. Siebert does not make markets in securities, nor does it position against customer orders. Most of the firm's listed orders are routed to the primary exchange for execution, however, all such customer orders are afforded the opportunity for price improvement. Through a service called NYSE Prime(1), Siebert also has the ability to document to customers all price improvements received on orders executed on the NYSE when orders are filled at better than the National Best Bid/Offer.

         The firm's OTC orders are executed through a network of unaffiliated Nasdaq market makers with no single market maker executing all trades. This allows Siebert to fill its customer orders by choosing the market maker it deems most likely in each particular stock quickly and efficiently in all market conditions. Additionally, the firm offers customers execution services through the SelectNet(2) and Instinet(3) systems. These systems give customers access to extended trading hours. Siebert believes that its OTC executions afford its customers the best possible opportunity for consistent price improvement. Siebert does not have any affiliation with market makers and therefore does not execute OTC trades through affiliated market makers.

         Siebert executes trades of fixed income securities through its Capital Markets division. Representatives of this division assist clients in buying, selling or shopping for competitive yields of fixed income securities, including municipal bonds, corporate bonds, U.S. Treasuries, mortgage-backed securities, Government Sponsored Enterprises, Unit Investment Trusts or Certificates of Deposit. See "Description of Business-Capital Markets Division."

         RETAIL  CUSTOMER  SERVICE.  Siebert  provides retail  customers,  at no additional charge, with personal service via toll-free access to dedicated customer support personnel for all of its products and services. The customer service department is located in its home office in New York City. The department is staffed and supervised by securities professionals qualified to address all of the clients' needs. Each representative is equipped with powerful workstations running multiple software programs simultaneously for quick response to customer inquiries. The workstations display real-time quotes, market information, up-to-date equity and margin balances, positions and account history.

         PRODUCTS AND SERVICES. Siebert offers retail customers a variety of products and services designed to assist them with their investment needs and allow them the convenience of maintaining a single brokerage account for simplicity and security. The firm backs up its order execution service with a guarantee that states, "If you are dissatisfied with a trade for any reason, that trade is commission free," which excludes losses due to fluctuations in the market value of securities and applies only to commissions.

         Siebert's products and services include the Siebert Asset Management account featuring no-fee, no minimum check writing with payee detail; a dividend reinvestment program that allows for the automatic reinvestment of cash dividends as well as capital gains distribution; retirement accounts that are free of fees if the account maintains assets of at least $10,000; $100 million in protection per account, consisting of $500,000 in standard insurance and $99.5 million in additional protection at no charge; and free safekeeping services.

         ELECTRONIC   SERVICES.   Siebert  provides  customers  with  electronic
delivery of services through a variety of means, as discussed below. Siebert believes, however, that the electronic delivery services,

----------
(1)  NYSE Prime is a service mark of the New York Stock Exchange, Inc.
(2)  SelectNet is a trademark of The Nasdaq Stock Market, Inc.
(3)  Instinet is a trademark of Reuters Group PLC.

while cost efficient, do not offer a customer the ultimate in flexibility. Siebert believes a combination of electronic services and personalized telephonic service maintains customer loyalty and best serves the needs of most customers. To that end, all of the services of the firm are supported by trained licensed securities professionals.

         SIEBERTNET - Internet access with features including the efficiency and manageability of placing low commission stock and option orders, obtaining real time quotes, confirmation of pending and executed orders, access to late breaking news and valuable financial reports, as well as current account information including balances and positions.

         SIEBERT ONLINE - the firm's popular PC software runs on Windows 3.1 and Windows95(4) through a secure private connection. It features easy installation and intuitive operations but its design lends itself to the active trader as well. With the click of a mouse, investors can check their account status, get real-time quotes and place orders 24 hours a day.

         SIEBERT MARKETPHONE(R) - allows customers to trade at their convenience through touch-tone phones and to check balances and executions and receive free real-time quotes (including closed end mutual funds). The service also permits automatic transfer to a live broker or the use of the fax-on-demand feature to select an investment report to be delivered to a fax machine through the firm's Research by Fax(R) service.

         SELECTNET AND INSTINET - gives customers access to extended trading hours.

         PERFORMANCEFAX - allows customers to receive a comprehensive profit and loss analysis of their portfolios faxed each morning before the market opens. Alternatively, the customer can select from weekly and monthly schedules for receipt of PerformanceFax reports.

         SIEBERT FUNDEXCHANGE(R) -  the  FundExchange(R)  Mutual   Fund  service
provides customers with access to approximately 6,000 mutual funds, including 1,800 no-load funds, about 800 of which have no transaction fees.

         ON-LINE STATEMENT IMAGING SYSTEM - electronic imaging of customer statements are displayed directly on the screen of Siebert representatives for fast accurate detail of customer accounts.

         VISA(R)5 DEBIT CARD - allows customers the convenience of a Siebert VISA debit card.

         SIEBERT RESEARCH BY FAX - customers are able to call toll free from any touch tone telephone and select from a list of research reports that will be faxed 24 hours a day. Upon request, such reports will be mailed to customers or made available for customer pick-up at any branch.

         VIP PREMIERE STATEMENT - these statements offer a more sophisticated view of the brokerage account information including an account valuation section, an asset allocation pie chart, an enhanced activity section and a detailed income summary section.

         Siebert is currently developing and will offer during the next year new products and services including the following:

         o Major upgrades and improvements to each of its major electronic services - SiebertNet, Siebert Online, and MartketPhone. These upgrades are intended to improve the efficiency and content of these services.

         o Brand new wireless trading and market data service - this new product will allow clients to place trades, receive quotes and access other market information by utilizing the latest in wireless technology.

----------
(4)  Windows 3.1 and Windows95 are trademarks of the Microsoft Corporation.
(5)  VISA is a registered trademark of VISA International, Inc.

          o News and trade execution alert service - customers are able to keep abreast of the market whether at home or traveling using the firm's alert service via PC, beeper or fax.

         NEW ACCOUNTS DEPARTMENT. Siebert maintains a separate New Accounts department to familiarize each customer with Siebert's variety of services, policies and procedures. The department assists in the development of new business received through the firm's print and broadcast advertising as well as its referral programs.

         The New Accounts department assesses the credit worthiness of customers and monitors control procedures for each new customer. These procedures include the use of a combination of nationally recognized fraud prevention services, credit bureaus and internal controls developed and maintained by Siebert. Management feels that these procedures minimize Siebert's exposure to customers' fraudulent activities.

         The New Accounts department staff also assists customers in document management and compliance with regulatory requirements.

         RETIREMENT ACCOUNTS. Siebert offers customers a variety of self-directed retirement accounts for which it acts as agent on all transactions. Custodial services are provided through an affiliate of NFSC, the firm's clearing agent, which also serves as trustee for such accounts. IRA, SEPP IRA, ROTH IRA, 401(k) and KEOGH accounts can be invested in a wide array of mutual funds, stocks, bonds and other investments all through one consolidated account. Cash balances in these accounts are swept daily to the money market fund chosen by the customer. Retirement accounts in excess of $10,000 in assets are free of maintenance fees. Retirement accounts also enjoy free dividend reinvestment in more than 12,000 publicly traded securities and mutual funds allowing customers to automatically reinvest cash dividends and capital gains distributions for additional shares of the same security.

         CUSTOMER FINANCING. Customers' securities transactions are effected on either a cash or margin basis. Generally, a customer buying securities in a cash-only brokerage account is required to make payment by the settlement date, generally three business days after the trade is executed. However, for purchases of certain types of securities, such as options, a customer must have a cash or a money market fund balance in his or her account sufficient to pay for the trade prior to its execution. When selling securities, a customer is required to deliver the securities, and is entitled to receive the proceeds, on the settlement date. In an account authorized for margin trading, Siebert arranges for the clearing agent to lend its customer a portion of the market value of certain securities up to the limit imposed by the Federal Reserve Board, which for most equity securities is initially 50%. Such loans are collateralized by the securities in the customer's account. Short sales of securities represent sales of borrowed securities and create an obligation to purchase the securities at a later date. Customers may sell securities short in a margin account subject to minimum equity and applicable margin requirements and the availability of such securities to be borrowed.

         In permitting a customer to engage in transactions, Siebert assumes the risk of its customer's failure to meet his or her obligations in the event of adverse changes in the market value of the securities positions in his or her account. Both Siebert and its clearing agent reserve the right to set margin requirements higher than those established by the Federal Reserve Board.

         Pursuant to its clearing agreement, Siebert participates in its clearing agent's income from financing Siebert customers' transactions. See "Management's Discussion and Analysis or Plan of Operation."

         OFFICES. Siebert currently maintains seven retail discount brokerage offices. See "Properties." Customers can visit the offices to obtain market information, place orders, open accounts, deliver and receive checks and securities, and obtain related customer services in person.
Nevertheless, most of Siebert's activities are conducted by telephone and mail.

         The New York office remains open Monday through Friday from 7:30 a.m. to 7:30 p.m., Eastern Time, while branch offices remain open from 9 a.m. to 5 p.m., Eastern Time, to service customers in person and by telephone.

         RISK MANAGEMENT. The principal credit risk to which the Company is exposed on a regular basis is to customers who fail to pay for their purchases or who fail to maintain the minimum required collateral for amounts borrowed against securities positions.

         Siebert has established policies with respect to maximum purchase commitments for new customers or customers with inadequate collateral to support a requested purchase. Managers have some flexibility in allowing certain transactions. When transactions occur outside normal guidelines, such accounts are monitored closely until their payment obligation is completed; if the customer does not meet the commitment, steps are taken to close out the purchase and minimize any losses.

         Siebert has a risk unit specifically responsible for monitoring all customer positions for the maintenance of required collateral. The unit also monitors accounts that may be concentrated unduly in one or more securities whereby a significant decline in the value of a particular concentrated security could reduce the value of the account's collateral below the account's loan obligation.

         Siebert has not had significant credit losses in the last five years.

         INFORMATION   SYSTEMS.   Siebert's   operations  rely  heavily  on  its
information  processing  and  communications   systems.   Siebert's  system  for
processing securities transactions is highly automated. Registered representatives equipped with online computer terminals can access customer account information, obtain securities prices and related information and enter and confirm orders online.

         To support its customer service delivery systems, as well as other applications such as clearing functions, account administration, record keeping and direct customer access to investment information, Siebert maintains a computer network in New York. Through its clearing agent, Siebert's computers are also linked to the major registered United States securities exchanges, the National Securities Clearing Corporation and The Depository Trust Company. Failure of Siebert's information processing or communication systems for a significant period of time could limit its ability to process its large volume of transactions accurately and rapidly. This could cause Siebert to be unable to satisfy its obligations to customers and other securities firms, and could result in regulatory violations. External events, such as an earthquake or power failure, loss of external information feeds, such as security price information, as well as internal malfunctions, such as those that could occur during the implementation of system modifications, could render part or all of such systems inoperative.

         To enhance the reliability of the system and integrity of data, Siebert maintains carefully monitored backup and recovery functions. These include logging of all critical files intra-day, duplication and storage of all critical data outside of its central computer site each evening, and maintenance of facilities for backup and communications located offsite.

CAPITAL MARKETS DIVISION

         In 1991, Siebert formalized its commitment to its institutional customer base by creating a separate capital markets division (the "Capital Markets Division"). This group has served as a co-manager, selling group member or underwriter on a full spectrum of new issue offerings by municipalities, corporations and Federal agencies. The Capital Markets Division has been involved in issues from New York to California. In addition, the Capital Markets Division's distribution system is extensive.

         The two principal areas of the Capital Markets Division are investment banking and institutional equity execution services.

         INVESTMENT BANKING. Siebert offers investment banking services to corporate and municipal clients through its Capital Markets Division which participates in public offerings of equity and debt securities with institutional and individual investors.

         Siebert has participated as an underwriter for taxable and tax-exempt debt, raising capital for many types of issuers including states, counties, cities, transportation authorities, sewer and water authorities and housing and education agencies. Since it began underwriting in 1989, the firm has either senior or co-managed over $99 billion in municipal debt. Siebert has participated as an underwriter in several of the largest common stock offerings that have come to market, including Conrail, Allstate, PacTel Corporation, Estee Lauder and Lucent Technologies. To date, the firm has participated as an underwriter and/or selling group member in over 210 corporate offerings, including debt issuances, totaling over $137 billion.

         During 1996, Siebert formed the Siebert, Brandford, Shank division of the investment banking group to add to the former activities of Siebert's tax exempt underwriting department. This division is primarily comprised of a group of investment banking professionals who were previously employed by the 13th largest tax exempt underwriting firm in the country. The operations of the Siebert, Brandford, Shank division will shortly be moved to a newly formed entity, Siebert, Brandford, Shank & Co., L.L.C. Two individuals, Mr. Napoleon Brandford and Ms. Suzanne F. Shank, own 51% of the equity and are entitled to 51% of the net profits, after Siebert's recovery of start-up expenses, while Siebert is entitled to the balance. The group has made Siebert a more significant factor in the tax exempt underwriting area. The division is expected to enhance Siebert's government and institutional relationships as well as the breadth of products that can be made available to retail clients.

         Pending transfer to Siebert, Brandford, Shank & Co., L.L.C., the municipal bond business has been operated as a division of Siebert, utilizing the financial arrangement previously described.

         In addition to occupying a portion of Siebert's existing offices in New York, the Siebert, Brandford, Shank division operates out of offices in San Francisco, Seattle, Houston, Chicago, Detroit, Los Angeles and Dallas.

         To date, the Siebert, Brandford, Shank division has co-managed offerings of approximately $20 billion and senior managed offerings of approximately $700 million. Clients include the States of California, Texas and Washington and the Cities of New York, Chicago, Detroit and St.
Louis.

         The principal sources of revenue of the Capital Markets Division are underwriting profits and management fees derived from underwriting.

         Certain risks are involved in the underwriting of securities. Underwriting syndicates agree to purchase securities at a discount from the initial public offering price. If the securities must be sold below the syndicate cost, an underwriter is exposed to losses on the securities that it has committed to purchase. In the last several years, investment banking firms have increasingly underwritten corporate and municipal offerings with fewer syndicate participants or, in some cases, without an underwriting syndicate. In such cases, the underwriter assumes a larger part or all of the risk of an underwriting transaction. Under Federal securities laws, other laws and court decisions, an underwriter is exposed to substantial potential liability for material misstatements or omissions of fact in the prospectus used to describe the securities being offered. While municipal securities are exempt from the registration requirements of the Securities Act of 1933, as amended, underwriters of municipal securities nevertheless are exposed to substantial potential liability in connection with material misstatements or omissions of fact in the offering documents prepared in connection with offerings of such securities.

         INSTITUTIONAL EQUITY EXECUTION SERVICES. The firm emphasizes personalized service, professional order handling and client satisfaction to approximately 600 institutional accounts. It utilizes up to 15 independent floor brokers that use an extensive network linked via direct "ring down" circuits. Each broker is strategically located on a major exchange which allows Siebert to execute orders in all market environments. Although the firm has a proprietary trading function, it does not execute customer orders against such proprietary positions because Siebert believes its client's interest in a transaction should always be placed above any other interest. The firm's institutional client list includes some of the largest pension funds, investment managers and banks across the country. The firm trades an average of 540,000 shares daily for institutional investors and for its own account.

         The Institutional Equity Execution Services department utilizes the Siebert Real-Time List Execution ("SRLX") system. The SRLX system is designed exclusively for institutional customers who employ the use of basket trading strategies in their portfolio management. This system enables the Capital Markets Division to simultaneously manage an array of baskets for multiple clients while providing real-time analysis. The SRLX system can be integrated into an existing local area network. It is built with the latest 32 bit technology to take advantage of today's Pentium(6)-based PCs running Microsoft Windows95 or

----------
(6)  Pentium is a trademark of the Intel Corporation.

Windows NT(7). Data integrity is assured through a private digital T1 line with built-in network redundancy.

         The SRLX system is built for institutional customers with features designed to add significant value to their trading capabilities. This system's features include: design and development by in-house professionals for reliability and speed; sophisticated graphical interface allowing exceptional control and monitoring; real-time order entry, reporting and messaging from the inter-market trading network; real-time basket analysis including average pricing and liquidity; multiple basket management from a single window; account allocation and automated report uploading; customized client reports; active intervention for large blocks or inactive stocks; and built-in fail-safe and recovery system.

ADVERTISING, MARKETING AND PROMOTION

         Siebert develops and maintains its retail customer base through printed advertising in financial publications, broadcast commercials over national and local cable TV channels as well as promotional efforts and public appearances by Ms. Siebert. Additionally, a significant portion of the firm's new business is developed directly from referrals by satisfied customers. Many of the firm's competitors expend substantial funds in advertising and direct solicitation of prospects and customers to increase their share of the market.

         The Capital Markets Division maintains a practice of announcing in advance that it will contribute a portion of the net commission revenues it derives from sales of certain negotiated new issue equity, municipal and government bonds to charitable organizations. Siebert is certified as a WBE with numerous states, agencies and authorities. Siebert is the only WBE which offers both retail and institutional product distribution capabilities. It is also the largest WBE with significant minority participation. Although it has been a member of the New York Stock Exchange since 1967, new business opportunities have become available to it based upon its status as a WBE. See "Description of Business - Regulation."

COMPETITION

         Siebert encounters significant competition from full-commission and discount brokerage firms, as well as from financial institutions, mutual fund sponsors and other organizations many of which are significantly larger and better capitalized than Siebert. The general financial success of the securities industry over the past several years has strengthened existing competitors. Siebert believes that such success will continue to attract additional competitors such as banks, insurance companies, providers of online financial and information services and others as they expand their product lines. Many of these competitors are larger, more diversified, have greater capital resources, and offer a wider range of services and financial products than Siebert. Some such firms are offering their services over the facilities of the internet and have devoted more resources to and have more elaborate web sites than the Company. See "Use of Proceeds." Siebert competes with a wide variety of vendors of financial services for the same customers. Siebert believes that its main competitive advantages are quality of execution and service, responsiveness, price of services and products offered and the breadth of its product line.

         Among Siebert's principal retail competitors are Charles Schwab, Quick and Reilly, Fidelity Investments, Waterhouse Securities and Jack White & Co. Siebert charges commissions generally lower than some other discount brokers including Charles Schwab, Quick and Reilly and Fidelity Investments but more than some others such as Jack White & Co. In investment banking, Siebert's principal competitors for business include both national and regional firms, some of whom have resources substantially greater than Siebert's.

REGULATION

         The securities industry in the United States is subject to extensive regulation under both Federal and state laws. The SEC is the Federal agency charged with administration of the Federal securities laws. Siebert is registered as a broker-dealer with the SEC, the NYSE and the National Association of Securities Dealers ("NASD"). Much of the regulation of broker-dealers has been delegated to self-regulatory organizations, principally the NASD and national securities exchanges such as the NYSE which is Siebert's primary regulator with respect to financial and operational compliance. These self-regulatory

----------
(7) Microsoft   Windows95  and   WindowsNT  are   trademarks  of  the  Microsoft
    Corporation.

organizations adopt rules (subject to approval by the SEC) governing the industry and conduct periodic examinations of broker-dealers. Securities firms are also subject to regulation by state securities authorities in the states in which they do business. Siebert is registered as a broker-dealer in 48 states, the District of Columbia and Puerto Rico.

         The principal purpose of regulations and discipline of broker-dealers is the protection of customers and the securities markets, rather than protection of creditors and stockholders of broker-dealers. The regulations to which broker-dealers are subject cover all aspects of the securities business, including training of personnel, sales methods, trading practices among broker-dealers, uses and safekeeping of customers' funds and securities, capital structure of securities firms, record keeping, fee arrangements, disclosure to clients, and the conduct of directors, officers and employees. Additional legislation, changes in rules promulgated by the SEC and by self-regulatory organizations or changes in the interpretation or enforcement of existing laws and rules may directly affect the method of operation and profitability of broker-dealers and investment advisers. The SEC, self-regulatory organizations and state securities authorities may conduct administrative proceedings which can result in censure, fine, cease and desist orders or suspension or expulsion of a broker-dealer or an investment adviser, its officers or its employees. Neither the Company nor Siebert has been the subject of any such administrative proceedings.

         As a registered broker-dealer and NASD member organization, Siebert is required by Federal law to belong to the Securities Investor Protection Corporation ("SIPC") which provides, in the event of the liquidation of a broker-dealer, protection for securities held in customer accounts held by the firm of up to $500,000 per customer, subject to a limitation of $100,000 on claims for cash balances. The SIPC is funded through assessments on registered broker-dealers. In addition, Siebert, through its clearing agent, has purchased from private insurers additional account protection of up to $99.5 million per customer, as defined, for customer securities positions only. Stocks, bonds, mutual funds and money market funds are considered securities and are protected on a share basis for the purposes of SIPC protection and the additional protection. Neither SIPC protection nor the additional protection applies to fluctuations in the market value of securities.

         Siebert is also authorized by the Municipal Securities Rulemaking Board to effect transactions in municipal securities on behalf of its customers and has obtained certain additional registrations with the SEC and state regulatory agencies necessary to permit it to engage in certain other activities incidental to its brokerage business.

         Margin lending arranged by Siebert is subject to the margin rules of the Board of Governors of the Federal Reserve System and the NYSE. Under such rules, broker-dealers are limited in the amount they may lend in connection with certain purchases and short sales of securities and are also required to impose certain maintenance requirements on the amount of securities and cash held in margin accounts. In addition, those rules and rules of the Chicago Board Options Exchange govern the amount of margin customers must provide and maintain in writing uncovered options.

         In 1996, voters in the State of California approved Proposition 209, a proposed statewide constitutional amendment by initiative, and the Governor issued an executive order requiring state officials to immediately implement the initiative. Proposition 209 bans preferential treatment for women and minorities in state programs. Under Proposition 209, state agencies have been ordered to end all quotas or set asides. A number of lawsuits were filed challenging the constitutionality of the proposition under the Fourteenth Amendment and the equal protection clause and a court in San Francisco issued an injunction blocking the implementation of the proposition. The Court of Appeals for the Ninth Circuit considered the appeal of the injunction blocking Proposition 209's implementation. Such Court expressly upheld Proposition 209 and the Governor responded to the decision by signing an executive order abolishing minority preferences in the awarding of state contacts. Ms. Siebert believes that, irrespective of the legal requirements, as long as there is a "sensitivity to diversity and competitive equality," opportunities will be available for qualified WBEs and MWBEs. See "Description of Business - Advertising, Marketing and Promotion."

NET CAPITAL REQUIREMENTS

         As a registered broker-dealer, Siebert is subject to the SEC's Uniform Net Capital Rule (Rule 15c3-1) (the "Net Capital Rule"), which has also been adopted through incorporation by reference in NYSE Rule 325. Siebert is a member firm of the NYSE and the NASD. The Net Capital Rule specifies minimum net capital requirements for all registered broker-dealers and is designed to measure financial integrity and liquidity. Failure to maintain the required regulatory net capital may subject a firm to suspension or expulsion by the NYSE and the NASD, certain punitive actions by the SEC and other regulatory bodies and, ultimately, may require a firm's liquidation.

         Regulatory net capital is defined as net worth (assets minus liabilities), plus qualifying subordinated borrowings, less certain deductions that result from excluding assets that are not readily convertible into cash and from conservatively valuing certain other assets. These deductions include charges that discount the value of firm security positions to reflect the possibility of adverse changes in market value prior to disposition.

         The Net Capital Rule requires notice of equity capital withdrawals to be provided to the SEC prior to and subsequent to withdrawals exceeding certain sizes. The Net Capital Rule also allows the SEC, under limited circumstances, to restrict a broker-dealer from withdrawing equity capital for up to 20 business days.

         The firm falls within the provisions of Rule 240.15c3-1(a)(1)(ii) promulgated by the SEC. Siebert has elected to use the alternative method, permitted by the rule, which requires that Siebert maintain minimum net capital, as defined, equal to the greater of $250,000 or 2 percent of aggregate debit balances arising from customer transactions, as defined. (The net capital rule of the NYSE also provides that equity capital may not be withdrawn or cash dividends paid if resulting net capital would be less than 5 percent of aggregate debits.) At December 31, 1997 and 1996, Siebert had net capital of $9.1 million and $7.8 million, respectively, and net capital requirements of $250,000 under Regulation 240.15c3-1(a)(1)(ii). Siebert is not subject to SEC Rule 15c3-3 and claims exemption from the reserve requirement under Section 15c3-3(k)(2)(ii).
The firm maintains net capital in excess of the SEC Rule 17a-11 requirement.

EMPLOYEES

         As of April 8, 1998, the Company had approximately 120 employees, all of whom were full time and four of whom were corporate officers. None of the employees are represented by a union, and the Company believes that its relations with its employees are good.

PROPERTIES

         Siebert operates its business out of the following fourteen leased offices:

                                            Approximate           Expiration
                                           Office Area in       Date Of Current         Renewal
Location                                     Square Feet             Lease               Terms
--------                                   ---------------      ---------------         -------
Corporate Headquarters, Retail and
Investment Banking Office
-------------------------

885 Third Ave.
New York, NY  10022                            7,828 SF             4/30/03               None

Retail Offices
--------------

9693 Wilshire Boulevard                        1,000 SF            12/31/00               None
Beverly Hills, CA  90212

4400 North Federal Highway                     1,038 SF             2/28/02               None
Boca Raton, FL  33431

66 South Street                                1,341 SF             8/31/98               None
Morristown, NJ  07960

400 Fifth Avenue - South                       1,008 SF             4/22/99               None
Naples, FL  33940

240A South County Road                           770 SF            10/14/00          2 year option
Palm Beach, FL  33480

9569 Harding Avenue                            1,150 SF             9/30/98               None
Surfside, FL  33154

Investment Banking Offices
--------------------------

30 N. Lasalle Street                           1,613 SF             8/31/99               None
Chicago, IL  60602

1845 Woodall Rodgers Freeway                     224 SF         Month to month            None
Dallas, TX  75201

400 Renaissance Center                         1,500 SF         Month to month            None
Detroit, MI  48243

400 Louisiana                                  1,513 SF         Month to month            None
Houston, TX 77002

523 West 6th Street                            1,138 SF             5/16/98               None
Los Angeles, CA  90014

220 Sansome Street                             3,250 SF             2/28/00               None
San Francisco, CA  94104

601 Union Street                                 325 SF             4/30/98          1 year option
Seattle, WA  98101

         The Company believes that its properties are in good condition and are suitable and adequate for the Company's business operations.

LEGAL PROCEEDINGS

         Siebert is involved in various routine lawsuits of a nature which is deemed customary and incidental to its business. In the opinion of management, the ultimate disposition of such actions will not have a material adverse effect on its financial position or results of operations.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The directors and executive officers of the Company are:

Name                       Age        Position
----                       ---        --------

Muriel F. Siebert          65         Chair, President and Director

Nicholas P. Dermigny       40         Executive Vice President, Chief Operating
                                      Officer and Director

Richard M. Feldman         36         Executive Vice President, Chief Financial
                                      Officer and Assistant Secretary

Daniel Iesu                38         Secretary

Patricia L. Francy         53         Director

Jane H. Macon              51         Director

Monte E. Wetzler           61         Director

         Certain information furnished to the Company by each director and executive officer is set forth below.

         Muriel F. Siebert has been Chair, President and a director of Siebert since 1967 and the Company since November 8, 1996. The first woman member of the New York Stock Exchange on December 28, 1967, Ms. Siebert served as Superintendent of Banks of the State of New York from 1977 to 1982. She is a director of the New York State Business Council, the National Women's Business Council, the International Women's Forum and the Boy Scouts of Greater New York.

         Nicholas P. Dermigny has been Executive Vice President and Chief Operating Officer of Siebert since joining the firm in 1989 and the Company since November 8, 1996. Prior to 1993, he was responsible for the Retail division. Mr. Dermigny became a director of the Company on November 8, 1996.

         Richard M. Feldman has been Executive Vice President, Chief Financial Officer and Assistant Secretary of Siebert and the Company since October 20, 1997. From August 1992 to October 1997, Mr. Feldman served as Chief Financial Officer of various broker dealers, including Waterhouse Securities, Inc., a national discount brokerage firm headquartered in New York City. Prior to these positions, Mr. Feldman worked ten years for Deloitte & Touche, a large international accounting firm. Mr. Feldman is a Certified Public Accountant.

         Daniel Iesu has been Secretary of Siebert since October 1996 and of the Company since November 8, 1996. He has been Controller of Siebert since 1989.

         Patricia L. Francy is Treasurer and Controller of Columbia University. She previously served as the University's Director of Finance and Director of Budget Operations and has been associated with the University since 1969. Ms. Francy became a director of the Company on March 11, 1997.

         Jane H. Macon is a partner with the law firm of Fulbright & Jaworski L.L.P., San Antonio, Texas. Ms. Macon has been associated with the firm since 1983. Ms. Macon became a director of the Company on November 8, 1996.

         Monte E. Wetzler is a partner with the New York law firm of Brown Raysman Millstein Felder & Steiner, LLP and chairman of its corporate department. From 1988 until October 31, 1996, Mr. Wetzler was a partner with the New York law firm of Whitman Breed Abbott & Morgan, chairman of its corporate department and a member of its executive committee. Mr. Wetzler became a director of the Company on November 8, 1996.

         The Board of Directors has standing Audit and Compensation Committees consisting of Ms. Francy, Ms. Macon and Mr. Wetzler with Ms. Siebert serving as a non-voting member.

         Directors are elected by the shareholders at each annual meeting or, in the case of a vacancy, appointed by the directors then in office, to serve until the next annual meeting or until their successors are elected and qualified. Pursuant to the Company's bylaws, its officers are chosen annually by the Board of Directors and hold office until their respective successors are chosen and qualified.

EXECUTIVE COMPENSATION OF THE COMPANY

         The following table sets forth certain information with respect to compensation awarded to, earned by or paid to (a) the Company's Chief Executive Officer and (b) each of the four most highly compensated executive officers of the Company as of the 1997 year end (other than the Chief Executive Officer) whose total annual salary and bonus exceeded $100,000, in each case for the preceding three fiscal years (collectively, the "Named Executives"). In 1997, 1996 and 1995, there were only two such persons.


                           SUMMARY COMPENSATION TABLE


Name and Principal Position            Year        Salary ($)       Bonus($)
---------------------------            ----        ----------       --------

Muriel F. Siebert                      1997         $ 150,000     $        --
Chair and President                    1996           150,000       2,975,000
                                       1995           108,000       3,017,000

Nicholas P. Dermigny                   1997           125,000         187,500
Executive Vice President               1996           125,000         205,000
and Chief Operating Officer            1995           125,000         175,000

Daniel Iesu                            1997            50,000          65,000
Secretary                              1996            50,000          53,250
                                       1995            47,692          42,500

COMPENSATION OF DIRECTORS

         Directors who are not employees of the Company or its subsidiaries are paid a fee at an annual rate of $10,000. On March 11, 1997, each of the non-employee directors of the Company received an option to purchase 40,000 shares of Common Stock at an exercise price of $2.313 per share expiring on the fifth anniversary of the date of grant. Officers and employees of the Company or its subsidiaries receive no remuneration for their services as directors. The Company indemnifies its directors to the extent permitted by applicable law.

STOCK OPTION PLAN

         The Company's 1997 Stock Option Plan (the "Stock Option Plan") was adopted by the Board of Directors in March 1997 and approved by the shareholders on December 1, 1997. The Stock Option Plan permits the issuance of either options intended to qualify as incentive stock options ("Incentive Stock Options") under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), or options not intended to so qualify ("Nonstatutory Stock Options"). The aggregate fair market value of Common Stock for which a participant is granted Incentive Stock Options that first become exercisable during any given calendar year will be limited to $100,000. To the extent such limitation is exceeded, an option will be treated as a Nonstatutory Stock Option.

         The Stock Option Plan provides for the grant of options to purchase up to 2,100,000 shares of Common Stock to employees of the Company and its subsidiaries. The Stock Option Plan is administered by a committee of the Board of Directors consisting of Patricia L. Francy, Jane H. Macon and Monte E. Wetzler (the "Committee") that selects persons to receive awards under the Stock Option Plan, determines the amount of each award and the terms and conditions governing such award, interprets the Stock Option Plan and any awards granted thereunder, establishes rules and regulations for the administration of the Stock Option Plan and takes any other action necessary or desirable for the administration of the Stock Option Plan. The Stock Option Plan may be amended by the Board of Directors as it deems advisable; PROVIDED, HOWEVER, that no amendment will become effective unless approved by affirmative vote of the Company's shareholders if such approval is necessary for the continued validity of the Stock Option Plan or if the failure to obtain such approval would adversely affect the compliance of the Stock Option Plan under any applicable rule or regulation. No amendment may, without the consent of a participant, impair such participant's rights under any option previously granted under the Stock Option Plan.

         The price for which shares of Common Stock may be purchased upon the exercise of an option will be the fair market value of such shares on the date of the grant of such option; PROVIDED, HOWEVER, that an Incentive Stock Option granted to an employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company shall have a purchase price for the underlying shares equal to 110% of the fair market value of the Common Stock on the date of grant. An option may be granted for a term not to exceed ten years from the date such option is granted. An Incentive Stock Option awarded to an employee who owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company may not, in any event, be exercisable after the expiration of five years from the date such Incentive Stock Option is granted. All options will be exercisable in accordance with the terms and conditions set forth in the option agreements evidencing the grant of such options. Except under limited circumstances involving termination of employment due to retirement or death or disability, a participant may not exercise any option granted under the Stock Option Plan within the first year after the date of the grant of such option.

         Full payment of the purchase price for shares of Common Stock purchased upon the exercise, in whole or in part, of an option granted under the Stock Option Plan must be made at the time of such exercise. The Stock Option Plan provides that the purchase price may be paid in cash or in shares of Common Stock valued at their fair market value on the date of purchase. Alternatively, an option may be exercised in whole or in part by delivering a properly executed exercise notice, together with irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price and applicable withholding taxes, and any other documents that the Committee deems necessary.

         During a participant's lifetime, options granted under the Stock Option Plan will be exercisable only by such participant. Furthermore, any options granted under the Stock Option Plan may not be transferred, other than by will or by the laws of descent and distribution. Notwithstanding the foregoing, a participant may transfer a Nonstatutory Stock Option granted under the Stock Option Plan to his or her spouse, children and/or grandchildren, or to one or more trusts for the benefit of such family members, if the agreement evidencing such option so provides and the participant does not receive any consideration for the transfer.

         On May 16, 1997, the Company granted options to certain of its employees at an exercise price of $2.313 per share, including options to purchase 200,000 shares of Common Stock to its Executive Vice President and Chief Operating Officer and 60,000 shares of Common Stock to its Secretary. On November 6, 1997, the Company granted options to purchase 40,000 shares of Common Stock to its Executive Vice President and Chief Financial Officer at an exercise price of $2.219 per share. On February 9, 1998, the Company granted options to certain of its employees at an exercise price of $2.688 per share, including options to purchase 40,000 shares of Common Stock to its Executive Vice President and Chief Operating Officer, 8,000 shares of Common Stock to its Executive Vice President and Chief Financial Officer and 8,000 shares of Common Stock to its Secretary. All such options are exercisable at a rate of 20% on the first, second, third, fourth and fifth anniversaries of the date of grant and expire after the tenth anniversary of the date of grant; options to purchase an aggregate of approximately 879,400 shares of Common Stock are currently outstanding and held by 38 employees. Details of such grants are summarized below:


-------------------------------------------------------------------------------------------------------
                                         1997 STOCK OPTION PLAN
-------------------------------------------------------------------------------------------------------
NAME AND POSITION                                          FAIR VALUE ($)1             NUMBER OF UNITS
-------------------------------------------------------------------------------------------------------
Muriel F. Siebert, Chair and President                            0                           0
-------------------------------------------------------------------------------------------------------
Nicholas P. Dermigny, Executive                                287,200                     240,000
Vice President and Chief Operating Officer
-------------------------------------------------------------------------------------------------------
Richard M. Feldman, Executive                                   55,440                      48,000
Vice President, Chief Financial Officer
and Assistant Secretary
-------------------------------------------------------------------------------------------------------
Daniel Iesu, Secretary                                          82,040                      68,000
-------------------------------------------------------------------------------------------------------
Executive Group (4 persons)                                    424,680                     356,000
-------------------------------------------------------------------------------------------------------
Patricia L. Francy                                                0                           0
-------------------------------------------------------------------------------------------------------
Jane H. Macon                                                     0                           0
-------------------------------------------------------------------------------------------------------
Monte E. Wetzler                                                  0                           0
-------------------------------------------------------------------------------------------------------
Non-Executive Director Group (3 persons)                          0                           0
-------------------------------------------------------------------------------------------------------
Non-Executive Officer Employee                                 643,782                     523,400
Group (approximately 35 persons)
-------------------------------------------------------------------------------------------------------

RESTRICTED STOCK AWARD PLAN

         The 1998 Restricted Stock Award Plan (the "Plan"), provides for awards of not more than 15,000 shares of Common Stock, subject to adjustments for stock splits, stock dividends and other changes in the Company's capitalization, to key employees, to be issued either immediately after the award or at a future date. As a result of the 4 for 1 stock split in April 1998, the 15,000 shares of Common Stock provided for in the Plan has been adjusted to 60,000 shares. As provided in the Plan and subject to restrictions, shares awarded may not be disposed of by the recipients for a period of one year from the date of the award. Cash dividends on shares awarded are held by the Company for the benefit of the recipients, subject to the same restrictions as the award. Such dividends (without interest) are paid to the recipients upon lapse of the restrictions.

         Pursuant to the Plan, 400 shares of the Company's Common Stock was awarded to each of 110 employees of the Company, effective January 5, 1998. Additional awards of 400 shares were granted to each of three individuals, effective February 20, 1998. For shares that have been issued, the market value at the date of the awards was $2.25 and $5.75, respectively.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

         As a registered broker-dealer, the Company is subject to the Uniform Net Capital Rule (Rule 15c3-1) promulgated by the SEC. "Net capital" is defined as net worth (assets minus liabilities), plus qualifying subordinated borrowings, less certain deductions. Ms. Siebert has executed subordinated notes in favor of the Company in the principal amount of $3 million which bear interest at rates ranging from 4% to 8%.

         The foregoing relationship and transactions have been approved by the Board or a committee of the Board or by the shareholders and, to the extent that such arrangements are available from non-affiliated parties, are on terms no less favorable to the Company than those available from non-affiliated parties.

------------
1 The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yields ranging from 0% to 3.3% percent, expected volatility ranging from 25% to 39% percent, risk-free interest rates ranging from 6.20% to 6.43%, and expected lives ranging from 5 to 10 years.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth, as of April 7, 1998 and as adjusted as of such date to reflect the sale of the shares offered by this Prospectus, certain information with respect to beneficial ownership of the Common Stock by each person (or group of affiliated persons) who is known to the Company to own beneficially more than 5% of the Common Stock, by each of the Company's directors and executive officers and by all directors and executive officers as a group. The persons named in the table have sole voting and investment power with respect to all shares of Common stock shown as beneficially owned by them.


Name                                 Shares            Percentage(1)
----                                 ------            -------------

Muriel F. Siebert                  20,212,000              96.3%(2)
885 Third Avenue, Suite 1720
New York, New York 10022

Nicholas P. Dermigny                      400                *
Richard M. Feldman                        400                *
Daniel Iesu                               400                *
Patricia L. Francy                     40,000(3)             *
Jane H. Macon                          40,000(3)             *
Monte E. Wetzler                       40,000(3)             *
Directors and executive officers   20,333,200(4)           96.9%
  as a group (6 persons)

----------------

*  Less than 1%

(1) Percentages computed on the basis of 20,993,640 shares of Common Stock outstanding as of April 7, 1998 in accordance with Rule 13d-3 promulgated under the Exchange Act.

(2) Includes 72,000 shares of Common Stock owned by the Muriel F. Siebert Foundation, Inc. as to which shares Ms. Siebert has voting and investment power.

(3) Consists of 40,000 shares of Common Stock which the director has the right to acquire pursuant to a stock option grant.

(4) Includes options to purchase an aggregate of 120,000 shares of Common Stock described in footnote 3 above.

                          DESCRIPTION OF CAPITAL STOCK

         The following general summary of the material terms of the capital stock of the Company does not purport to be complete and is subject to, and qualified in its entirety by reference to, the pertinent portions of the Company's Certificate of Incorporation.

GENERAL

         The authorized capital stock of the Company consists of 49,000,000 shares of common stock, par value $.01 per share (the "Common Stock"). As of April 7, 1998, there were 20,993,640 shares of the Common Stock outstanding. Of this number, 20,212,000 shares of Common Stock, or 96%, were owned by Muriel F. Siebert.

COMMON STOCK

         GENERAL. There are no redemption or sinking fund provisions applicable to the shares of Common Stock and such shares are not entitled to any preemptive rights.

         VOTING. Each holder of Common Stock is entitled to one vote for each share registered in the holder's name on the books of the Company. Since none of the shares of Common Stock have cumulative voting rights, the holders of more than 50% of the shares can elect all the directors of the Company if they so chose and, in that event, the holders of the remaining shares will not be able to elect any directors.

         DIVIDENDS. The holders of Common Stock are entitled to receive such dividends as may be declared from time to time by the Board of Directors of the Company from the assets of the Company which are legally available therefor.

         LIQUIDATION. Upon the liquidation, dissolution or winding-up of the Company, holders of Common Stock are entitled to receive, pro rate, after the prior rights of creditors have been satisfied, all the remaining assets of the Company available for distribution.

         TRANSFER AGENT AND REGISTRAR. American Stock Transfer & Trust Company is the transfer agent and registrar for the Common Stock.

                              PLAN OF DISTRIBUTION

         The 1,000,000 shares of Common Stock are being offered by the Company for its own account. The Company is not restricted as to the price or prices at which it may sell the shares. The aggregate proceeds to the Company from the sale of the shares of Common Stock will be the purchase price of such shares sold less the aggregate agents' or brokers' commissions and other expenses of issuance and distribution not borne by the Company. Further, the Company is not restricted as to the number of shares which may be sold at any one time. It is anticipated that sales of the shares of Common Stock being offered hereby, when made, will be made through customary brokerage channels, either through broker-dealers acting as agents or brokers for the Company, or through broker-dealers acting as principals who may then resell the shares of Common Stock in the over-the-counter market or otherwise, or at private sales in the over-the-counter market or otherwise, at negotiated prices related to prevailing market prices at the time of the sales, or by a combination of such methods of offering. The Company does not currently plan to offer any such shares through underwriters.

         The shares of Common Stock will be offered from time to time for a period of 30 days following the date of this Prospectus. Thus, the period of distribution of such shares may occur over a period of time, but not after May __, 1998.

         The Company will comply with the requirements of the Securities Act and the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder in offers and sales of its shares. In particular, the Company will not: (i) pay commissions or finder's fees to anyone other than normal brokers' commissions paid to brokers who execute its orders for sales; (ii) bid for or purchase for its own account or the account of any affiliate, or induce others to bid for or purchase any of the Company's shares, including those shares offered by this Prospectus, until its shares have been sold; or (iii) make any bids for or purchases of such shares, directly or indirectly, for the purpose of stabilizing the price of the Company's Common Stock. Additionally, the Company, including brokers through whom its sales are made as well as dealers who purchase shares being offered hereby for resale, must comply with the prospectus delivery requirements of the Securities Act during the term of this offering.

         The Company will file the Registration Statement of which this Prospectus is a part and use its best efforts to have it declared effective. The Company will keep the Registration Statement of which this Prospectus is a part effective until the Company has sold all of the shares of Common Stock offered hereby, but in no event for a period exceeding 30 days after the effective date of such Registration Statement.

TRADING

         The outstanding shares of Common Stock are traded in the Nasdaq SmallCap Market. The Company has applied for listing the shares offered hereby in the Nasdaq SmallCap Market.

DESCRIPTION OF COMMON STOCK

         For a description of the Common Stock, see "Description of Capital Stock."

                                  LEGAL MATTERS

         The validity of the shares of Common Stock offered hereby is being passed upon for the Company by Brown Raysman Millstein Felder & Steiner, LLP, New York, New York.

                                     EXPERTS

         The consolidated statements of financial condition of Siebert Financial Corp. and its subsidiary, Muriel Siebert & Co., Inc., as of December 31, 1997 and December 31, 1996, and the related consolidated statements of income, stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997 included in this Prospectus have been audited by Richard A. Eisner & Company, LLP, independent auditors, as indicated in their report with respect thereto, and are included herein in reliance upon such report given upon authority of said firm as experts in accounting and auditing.

                     SIEBERT FINANCIAL CORP. AND SUBSIDIARY

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                           PAGE

    Report of Independent Auditors.........................................F-2

    Consolidated Statements of Financial Condition at
      December 31, 1997 and 1996 ..........................................F-3

    Consolidated Statements of Income for each of the years in the three-year period ended December 31, 1997........................F-4

    Consolidated  Statements of Changes in Stockholders' Equity
      for each of the years in the three-year period ended December 31,
      1997.................................................................F-5

    Consolidated Statements of Cash Flows for each of the years in the three-year period ended December 31,
      1997 ................................................................F-6

    Notes to Consolidated Financial Statements.............................F-7

REPORT OF INDEPENDENT AUDITORS

Board of Directors
Siebert Financial Corp.
New York, New York


We have audited the accompanying consolidated statements of financial condition of Siebert Financial Corp. and its wholly owned subsidiary as of December 31, 1997 and December 31, 1996, and the related consolidated statements of income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Siebert Financial Corp. and its wholly owned subsidiary as of December 31, 1997 and December 31, 1996, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.


Richard A. Eisner & Company, LLP

New York, New York
February 13, 1998

April 7, 1998 with respect to the third and fourth paragraphs of Note F


SIEBERT FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                                                                          DECEMBER 31,
                                                                ------------------------------
ASSETS                                                              1997               1996
                                                                -----------        -----------

Cash and cash equivalents                                       $ 4,394,142        $   231,029
Cash equivalents - restricted                                     1,300,000                 --
Receivable from clearing broker                                   2,134,839          1,141,439
Securities owned, at market value                                 6,564,668         10,116,248
Secured demand note receivable from affiliate                     2,000,000          2,000,000
Furniture, equipment and leasehold improvements, net                475,553            450,254
Investment in affiliate                                             392,000                 --
Prepaid expenses and other assets                                   620,387            433,738
                                                                -----------        -----------

                                                                $17,881,589        $14,372,708
                                                                ===========        ===========
LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Securities sold, not yet purchased, at market value             $ 2,037,547        $ 1,447,143
Accounts payable and accrued liabilities                          3,171,485          2,824,000
                                                                -----------        -----------

                                                                  5,209,032          4,271,143
                                                                -----------        -----------

Commitments and contingent liabilities

Subordinated borrowings payable to affiliate                      3,000,000          3,000,000
                                                                -----------        -----------

Stockholders' equity:
Common stock, $.01 par value;  49,000,000 shares  authorized,
   20,950,440 shares outstanding at December 31, 1997 and
   20,943,588 shares outstanding at December 31, 1996               209,504            209,436
Additional paid-in capital                                        6,584,963          6,613,972
Retained earnings                                                 2,878,090            278,157
                                                                -----------        -----------

                                                                  9,672,557          7,101,565
                                                                -----------        -----------

                                                                $17,881,589        $14,372,708
                                                                ===========        ===========

                        See notes to consolidated financial statements.

SIEBERT FINANCIAL CORP. AND SUBSIDIARY


CONSOLIDATED STATEMENTS OF INCOME

                                                         Year Ended December 31,
                                              ---------------------------------------
                                                  1997          1996          1995
                                              -----------   -----------   -----------
Revenues:
   Commissions and fees                       $18,879,674   $20,105,127   $15,645,334
   Investment banking                           4,487,594     2,532,795     1,396,967
   Trading profits                              1,795,104       868,823     2,608,078
   Interest and dividends                         704,911       656,434     1,389,612
                                              -----------   -----------   -----------

                                               25,867,283    24,163,179    21,039,991
                                              -----------   -----------   -----------
Expenses:
   Employee compensation and benefits           8,208,006     9,753,847     8,586,116
   Clearing fees, including floor brokerage     4,675,368     4,585,398     4,249,050
   Advertising and promotion                    2,751,755     3,265,692     2,485,426
   Communications                               1,446,817     1,359,325     1,119,189
   Occupancy                                      648,763       403,534       326,089
   Interest                                       418,405       290,465       568,326
   Other general and administrative             3,043,068     2,339,483     2,461,122
                                              -----------   -----------   -----------

                                               21,192,182    21,997,744    19,795,318
                                              -----------   -----------   -----------

Income before income taxes                      4,675,101     2,165,435            --

Provision for income taxes - current            2,057,000       201,000            --
                                              -----------   -----------   -----------

NET INCOME - HISTORICAL                       $ 2,618,101     1,964,435     1,244,673
                                              ===========

Pro forma provision for income taxes                            752,000       548,000
                                                            -----------   -----------

NET INCOME - PRO FORMA                                        1,212,435   $   696,673
                                                                          ===========

SUPPLEMENTARY PRO FORMA ADJUSTMENT:
   Effect of officer's salary reduction as though
      1997 salary had been in effect in 1996                  2,975,000
   Related income taxes                                      (1,309,000)
                                                            -----------

SUPPLEMENTARY PRO FORMA NET INCOME                          $ 2,878,435
                                                            ===========

Net income per share of common
stock - basic and diluted:
   Historical                                        $.12
   Pro forma                                                       $.06          $.03
   Supplementary pro forma                                         $.14

WEIGHTED AVERAGE SHARES DEEMED OUTSTANDING     20,949,484    20,943,588    20,943,588


                      See notes to consolidated financial statements.

SIEBERT FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY

                                                   Common Stock
                                           -------------------------
                                              Number                   Additional
                                                Of         $.01 Par      Paid-in       Retained
                                              Shares        Value        Capital       Earnings         Total
                                           -----------   -----------   -----------    -----------    -----------
BALANCE - JANUARY 1, 1995                   20,420,000   $   204,200   $        --    $ 3,688,257    $ 3,892,457

Net income                                          --            --            --      1,244,673      1,244,673
                                           -----------   -----------   -----------    -----------    -----------

BALANCE - DECEMBER 31, 1995                 20,420,000       204,200            --      4,932,930      5,137,130

Net income as subchapter - S corporation
   January 1, 1996 - November 8, 1996               --            --            --      1,686,278      1,686,278

Transfer upon change in tax status                  --            --     6,619,208     (6,619,208)            --

Issuance of shares in connection with
   reorganization                              523,588         5,236        (5,236)            --             --

Net income as C corporation
   November 9, 1996 - December 31, 1996             --            --            --        278,157        278,157
                                           -----------   -----------   -----------    -----------    -----------

BALANCE - DECEMBER 31, 1996                 20,943,588       209,436     6,613,972        278,157      7,101,565

Net income                                          --            --            --      2,618,101      2,618,101

Issuance of shares in connection with
   offering, net of expenses                     6,852            68       (29,009)            --        (28,941)

Dividend on common stock                            --            --            --        (18,168)       (18,168)
                                           -----------   -----------   -----------    -----------    -----------

BALANCE - DECEMBER 31, 1997                 20,950,440   $   209,504   $ 6,584,963    $ 2,878,090    $ 9,672,557
                                           ===========   ===========   ===========    ===========    ===========


                                 See notes to consolidated financial statements.

SIEBERT FINANCIAL CORP. AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                             Year Ended December 31,
                                                                           ----------------------------------------------------
                                                                                1997               1996                1995
                                                                           -------------      -------------       -------------
CASH FLOWS FROM OPERATING ACTIVITIES:

   Net income                                                              $   2,618,101      $   1,964,435       $   1,244,673
   Adjustments to reconcile net income to net cash provided by
    (used in) operating activities:
        Depreciation and amortization                                            157,010            108,460              67,360
        Changes in operating assets and liabilities:
           Net decrease (increase) in securities owned, at market value        3,551,580          3,630,683          (8,006,577)
           Net change in receivable from clearing broker                        (993,400)        (6,377,785)          8,151,165
           (Increase) in prepaid expenses and other assets                      (186,649)          (292,409)             (2,097)
           Net increase (decrease) in securities sold, not yet purchased,
              at market value                                                    590,404            868,653            (994,994)

           Increase (decrease) in accounts payable and accrued
           liabilities                                                           347,485           (515,229)          1,432,940
                                                                           -------------      -------------       -------------

              Net cash provided by (used in) operating activities              6,084,531           (613,192)          1,892,470
                                                                           -------------      -------------       -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Investment in cash equivalents-restricted                                  (1,300,000)                 -                   -
   Purchase of furniture, equipment and leasehold improvements                  (182,309)          (319,850)            (95,771)
   Investment in affiliate                                                      (392,000)                 -                   -
                                                                           -------------      -------------       -------------

              Net cash (used in) investing activities                         (1,874,309)          (319,850)            (95,771)
                                                                           -------------      -------------       -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Subordinated borrowings from affiliate                                              -          1,000,000                   -
   Repayment of subordinated borrowings from affiliate                                 -                  -          (2,000,000)
   Issuance of shares, net of expenses                                           (28,941)                 -                   -
   Dividend on common stock                                                      (18,168)                 -                   -
                                                                           -------------      -------------       -------------

              Net cash (used in) provided by financing activities                (47,109)         1,000,000          (2,000,000)
                                                                           -------------      -------------       -------------
              Net increase (decrease) in cash and cash equivalents             4,163,113             66,958            (203,301)

Cash and cash equivalents - beginning of year                                    231,029            164,071             367,372
                                                                           -------------      -------------       -------------

Cash and cash equivalents - end of year                                    $   4,394,142      $     231,029       $     164,071
                                                                           =============      =============       =============

SUPPLEMENTAL CASH FLOW DISCLOSURES:
   Cash paid for:
      Interest                                                             $     405,000      $     290,465       $     568,326
      Income taxes                                                             1,796,000            234,850             126,342

SUPPLEMENTAL INFORMATION ON NONCASH FINANCING ACTIVITIES:
   During 1995, an affiliate issued a secured demand note to the Company and the Company issued a subordinated note to a shareholder, both in the amount of $2,000,000.

                                         See notes to consolidated financial statements.

SIEBERT FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 [1]   ORGANIZATION AND BASIS OF PRESENTATION:

       Siebert Financial Corp. ("Financial"), through its wholly owned subsidiary, Muriel Siebert & Co., Inc. ("Siebert"), engages in the business of providing discount brokerage services for customers, investment banking services for institutional clients and trading securities for its own account.

       In accordance with a Plan and Agreement of Merger (the "Agreement") which closed on November 8, 1996 (the "Merger"), J. Michaels, Inc. ("JMI") issued 20,420,000 shares to Muriel Siebert in exchange for all the issued and outstanding shares of Muriel Siebert Capital Markets Group, Inc., sole shareholder of Siebert. The Agreement provided that JMI liquidate all its assets other than shares of Siebert, and distribute the proceeds to the pre-merger stockholders of JMI who, by virtue of the Merger, collectively retained a 2 1/2% interest in the surviving company which has been renamed Siebert Financial Corp. The Merger has been accounted for as a reorganization of Siebert whereby Financial issued 523,588 shares of its common stock to the pre-merger stockholders of JMI.
       Accordingly, the financial statements for 1996 and 1995 are the historical basis financial statements of Siebert.

       The financial statements reflect the results of operations, financial condition and cash flows of Siebert and, from the date of the Merger, Financial. All significant intercompany accounts have been eliminated. Financial and Siebert collectively are referred to herein as the "Company."

 [2]   SECURITY TRANSACTIONS:

       Prior to 1996, security transactions, commissions, revenues and expenses were recorded on a settlement date basis, generally the third day following the transaction for securities and the next day for options. Revenues and related expenses on a trade date basis were not materially different. Effective January 1, 1996, security transactions, commissions, revenues and expenses are recorded on a trade date basis.

       Siebert clears all its security transactions through an unaffiliated clearing firm on a fully disclosed basis. Accordingly, Siebert does not hold funds or securities for, or owe funds or securities to, its customers. Those functions are performed by the clearing firm which is highly capitalized.

SIEBERT FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 [3]   INCOME TAXES:

       Prior to November 8, 1996, the Company was considered a subchapter-S corporation for tax purposes. Such status was terminated by virtue of the Merger. The historical financial statements do not include a provision for income taxes for the period prior to the termination of the S election. A pro forma provision for income taxes has been reflected which represents taxes which would have been provided had the Company operated as a C corporation for the entire year.

       The Company accounts for income taxes utilizing the asset and liability approach requiring the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between the basis of assets and liabilities for financial reporting purposes and tax purposes. The Company files a consolidated Federal income tax return.

 [4]   FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS:

       Property and equipment is stated at cost and depreciation is calculated using the straight-line method over the lives of the assets, generally five years. Leasehold improvements are amortized over the period of the lease.

 [5]   CASH EQUIVALENTS:

       For purposes of reporting cash flows, cash equivalents include money market funds.

 [6]   ADVERTISING COSTS:

       Advertising costs are charged to expense as incurred.

 [7]   USE OF ESTIMATES:

       The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

SIEBERT FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE A - ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


 [8]   EARNINGS PER SHARE:

       In 1997, the Company adopted SFAS #128, "Earnings Per Share." SFAS #128 requires the reporting of earnings per basic share and earnings per diluted share. Earnings per basic share are calculated by dividing net income by the weighted average outstanding shares during the period. Earnings per diluted share are calculated by dividing net income by the basic shares and all dilutive securities including options. Adoption of SFAS #128 had no effect on prior periods.

 [9]   PRO FORMA AND SUPPLEMENTARY PRO FORMA DATA:

       Pro forma net income and pro forma earnings per share give effect to income taxes which would have been provided had the Company operated as a C corporation for all of 1996 and 1995.

       Supplementary pro forma net income and supplementary pro forma earnings per share give effect to the adjustment of Ms. Siebert's salary to the amount set forth in her current salary arrangement and the related tax effect.

 [10]  INVESTMENT BANKING:

       Investment banking revenues include gains and fees, net of syndicate expenses, arising primarily from municipal bond offerings in which the Siebert, Brandford, Shank ("SBS") division of Siebert acts as an underwriter or agent. Investment banking management fees are recorded on offering date, sales concessions on settlement date and underwriting fees at the time the underwriting is completed and the income is reasonably determinable.

 [11]  CASH EQUIVALENTS - RESTRICTED:

       Cash equivalents - restricted represents cash invested in a money market account which is pledged as collateral for a secured demand note in the amount of $1,200,000 executed in favor of Siebert, Brandford, Shank & Co., L.L.C., an affiliated registered broker dealer.

NOTE B - INVESTMENT IN AFFILIATE

In March 1997, Siebert and two individuals (the "Principals") formed Siebert, Brandford, Shank & Co., L.L.C. to succeed to the tax exempt underwriting business of the SBS division of Siebert when regulatory requirements have been met. The agreements with the Principals provide that profits will be shared 51% to the Principals and 49% to Siebert. Losses incurred in the amount of approximately $601,000 through March 10, 1997 are to be recouped by Siebert prior to any profit allocation to the Principals. Siebert invested $392,000 as its share

SIEBERT FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE B - INVESTMENT IN AFFILIATE (CONTINUED)

of the members' capital of Siebert, Brandford, Shank & Co., L.L.C. Siebert operated the SBS division business during 1997 in accordance with the terms of the agreements with the Principals.

NOTE C - SUBORDINATED BORROWINGS AND SECURED DEMAND NOTE RECEIVABLE

The subordinated borrowings at December 31, 1997 are payable to an affiliate and consist of the following:

                                                                               December 31,
                                                                     -------------------------------
                                                                           1997             1996
                                                                     --------------   --------------
            Secured demand note collateral agreement, 4%, due
               December 31, 1999                                     $    2,000,000   $    2,000,000
            Subordinated note, 8%, due January 31, 1999                     500,000          500,000
            Subordinated note, 8%, due October 31, 1999                     500,000          500,000
                                                                     --------------   --------------

                                                                     $    3,000,000   $    3,000,000
                                                                     ==============   ==============

The long-term borrowings are automatically renewed for a period of one year if notice of demand for payment is not given thirteen months prior to maturity.

The subordinated borrowings are available in computing net capital under the Securities and Exchange Commission's (the "SEC") Uniform Net Capital Rule. To the extent that such borrowings are required for Siebert's continued compliance with minimum net capital requirements, they may not be repaid.

Interest paid on subordinated borrowings was approximately $160,000, $123,000 and $160,000 for the years ended December 31, 1997, 1996 and 1995, respectively.

The secured demand note receivable of $2,000,000 at December 31, 1997 and 1996 is collateralized by marketable securities with a market value of approximately $2,446,000 and $2,363,000, respectively.

SIEBERT FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE D - FURNITURE, EQUIPMENT AND LEASEHOLD IMPROVEMENTS, NET

Furniture, equipment and leasehold improvements consist of the following:


                                                             ----------------------------
                                                                      December 31,
                                                             ------------    ------------
                                                                  1997            1996
                                                             ------------    ------------
           Equipment                                         $    638,534    $    569,471
           Leasehold improvements                                 128,655          70,576
           Furniture and fixtures                                  84,468          61,539
                                                             ------------    ------------

                                                                  851,657         701,586

           Less accumulated depreciation and amortization         376,104         251,332
                                                             ------------    ------------

                                                             $    475,553    $    450,254
                                                             ============    ============

Depreciation and amortization expense for the years ended December 31, 1997, 1996 and 1995 amounted to approximately $157,000, $108,000 and $67,000, respectively.

NOTE E - INCOME TAXES

Income tax expense (pro forma for periods prior to November 8, 1996) consists of the following:

                                                             Year Ended December 31,
                                               --------------------------------------------------
                                                     1997              1996              1995
                                               --------------    --------------    --------------
          Federal income tax                   $    1,360,000    $      624,000    $      359,000
          State and local income tax                  697,000           329,000           189,000
                                               --------------    --------------    --------------

          Income tax expense                   $    2,057,000    $      953,000    $      548,000
                                               ==============    ==============    ==============

A reconciliation between the income tax expense (pro forma for periods prior to November 8, 1996) and income taxes computed by applying the statutory Federal income tax rate to income before taxes is as follows:

SIEBERT FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE E - INCOME TAXES (CONTINUED)

                                                                         Year Ended December 31,
                                                              -----------------------------------------
                                                                 1997            1996            1995
                                                              ----------      ---------       ---------
Expected income tax provision at statutory
    Federal tax rate                                          $1,590,000      $ 736,000       $ 423,000
State and local taxes, net of Federal tax effect                 467,000        217,000         125,000
                                                              ----------      ---------       ---------
Income tax expense                                            $2,057,000      $ 953,000       $ 548,000
                                                              ==========      =========       =========

There are no significant temporary differences which give rise to deferred tax assets or liabilities at December 31, 1997 and 1996.


NOTE F - STOCKHOLDERS' EQUITY

Siebert is subject to the SEC's Uniform Net Capital Rule (Rule 15c3-1), which requires the maintenance of minimum net capital. Siebert has elected to use the alternative method, permitted by the rule, which requires that Siebert maintain minimum net capital, as defined, equal to the greater of $250,000 or 2 percent of aggregate debit balances arising from customer transactions, as defined. (The net capital rule of the New York Stock Exchange also provides that equity capital may not be withdrawn or cash dividends paid if resulting net capital would be less than 5 percent of aggregate debits.) At December 31, 1997 and 1996, Siebert had net capital of approximately $9,052,000 and $7,754,000, respectively, as compared with net capital requirements of $250,000. Siebert claims exemption from the reserve requirement under Section 15c3-3(k)(2)(ii).

In an offering completed on March 21, 1997, the Company offered to its shareholders with "odd lots" the opportunity to "round up" their shares to the next nearest 400 shares. 6,852 shares were issued with proceeds to the Company of approximately $16,000. Costs related to the offering approximated $45,000.

On December 22, 1997 and March 16, 1998 the Company declared quarterly dividends of $.0225 per share. The principal shareholder waived her right to receive her portion of the dividends.

On April 7, 1998 the Company split its stock 4 for 1 in order to comply with the rules of The Nasdaq Stock Market, Inc. relating to listings on the SmallCap Market. All share and per share data contained herein have been retroactively adjusted to reflect this stock split.

SIEBERT FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE G - FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND
         CONCENTRATIONS OF  CREDIT RISK

In the normal course of business, Siebert enters into transactions in various financial instruments with off-balance sheet risk. This risk includes both market and credit risk, which may be in excess of the amounts recognized in the statement of financial condition.

Retail customer transactions are cleared through National Financial Services Corp. ("NFSC") on a fully disclosed basis. In the event that customers are unable to fulfill their contractual obligations, NFSC may charge Siebert for any loss incurred in connection with the purchase or sale of securities at prevailing market prices to satisfy customers' obligations. Siebert regularly monitors the activity in its customer accounts for compliance with its margin requirements.

Siebert is exposed to the risk of loss on unsettled customer transactions in the event customers and other counterparties are unable to fulfill contractual obligations. Securities transactions entered into as of December 31, 1997 settled with no adverse effect on Siebert's financial condition.

NOTE H - COMMITMENTS AND CONTINGENT LIABILITIES

The Company rents office space under long-term operating leases expiring in various periods through 2003. These leases call for base rent plus escalations for taxes and operating expenses.

Future minimum rental payments for base rent plus operating expenses under these operating leases are as follows:

                    Year Ending
                    December 31,                Amount
                    ------------             -----------
                      1998                   $   362,000
                      1999                       356,000
                      2000                       343,000
                      2001                       325,000
                      2002                       307,000
                      Thereafter                 103,000
                                             -----------
                                             $ 1,796,000
                                             ===========

Rent expense, including escalations for operating costs, amounted to approximately $424,000, $360,000 and $289,000 for the years ended December 31, 1997, 1996 and 1995, respectively. Payments are being charged to expense over the entire lease term on a straight-line basis.

SIEBERT FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE H - COMMITMENTS AND CONTINGENT LIABILITIES (CONTINUED)

Siebert is party to certain claims, suits and complaints arising in the ordinary course of business. In the opinion of management, all such claims, suits and complaints are without merit, or involve amounts which would not have a significant effect on the financial position of the Company.

Siebert sponsors a defined contribution retirement plan under Section 401(k) of the Internal Revenue Code that covers substantially all employees. Participant contributions to the plan are voluntary and are subject to certain limitations. Siebert may also make discretionary contributions to the plan.
No contributions were made by Siebert in 1997, 1996 and 1995.

Siebert executed a demand note payable in favor of SBS in the amount of $1,200,000 collaterized by approximately $1,300,000 of cash equivalents which are reported as cash equivalents - restricted. This obligation is not included in the Company's statement of financial condition.


NOTE I - OPTIONS

In 1997, the shareholders of the Company approved the 1997 Stock Option Plan (the "Plan"). The Plan authorizes the grant of options to purchase up to an aggregate of 2,100,000 shares, subject to adjustment in certain circumstances. Both non-qualified options and options intended to qualify as "Incentive Stock Options" under Section 422 of the Internal Revenue Code, as amended, may be granted under the Plan. A Stock Option Committee of the Board of Directors administers the Plan which has the authority to determine when options are granted, the term during which an option may be exercised (provided no option has a term exceeding 10 years), the exercise price and the exercise period. The exercise price shall generally be not less than the fair market value on the date of grant. No option may be granted under the Plan after December 2007.

On March 11, 1997, the Company granted to non-employee directors options to purchase 120,000 shares of the Company's Common Stock at an exercise price of $2.313 per share. The directors' options are exercisable six months from the date of grant and expire five years from the date of grant. On May 16, 1997, pursuant to the Plan, the Company granted options to certain of its employees to purchase 799,000 shares of the Company's Common Stock at an exercise price of $2.313 per share. On November 6, 1997, pursuant to the Plan, the Company granted options to an employee to purchase 40,000 shares of the Company's Common Stock at an exercise price of $2.219 per share. All such employee options vest 20% per year for five years and expire ten years from the date of grant. No employee options are currently exercisable.

SIEBERT FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE I - OPTIONS  (CONTINUED)

A summary of the Company's stock option transactions for the year ended December 31, 1997 is presented below:

                                                                        1997
                                                           -----------------------------
                                                                               Weighted
                                                                                Average
                                                                               Exercise
                                                               Shares            Price
                                                           ------------      -----------
          Outstanding - beginning of year
          Granted                                               959,000         $2.31
          Forfeited                                             (33,800)        $2.31
                                                           ------------

          Outstanding - end of year                             925,200         $2.31
                                                           ============

          Exercisable at end of year                            120,000         $2.31

          Weighted average fair value of options granted                $1.175


The following table summarizes information related to options outstanding at December 31, 1997:

                                                   Options Outstanding                                  Options Exercisable
                             ---------------------------------------------------------------     --------------------------------
                                                        Weighted-average        Weighted-                           Weighted-
             Range                   Number                 Remaining            Average           Number            Average
        Exercise Prices           Outstanding           Contractual Life      Exercise Price     Exercisable     Exercise Price
     ---------------------   --------------------     --------------------  ------------------  -------------  ------------------
          $2.31                     885,200                8.68 Years              $2.31            120,000          $2.31
          $2.22                      40,000                9.85 Years              $2.22                  -              -
                             --------------                                                     -----------
          $2.22 - $2.31             925,200                8.73 Years              $2.31            120,000          $2.31
                             ==============                                                     ===========

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions: dividend yield of 0%, expected volatility of 25%, risk-free interest rates ranging from 6.21% to 6.43%, and expected lives ranging from 5 to 10 years.

The Company applies APB Opinion 25 and related Interpretations in accounting for its options. Accordingly, no compensation cost has been recognized for its stock option grants. The effect of applying SFAS No. 123 on 1997 pro forma net income is not necessarily representative of the effects on reported net income for future years due to, among other things, (1) the vesting period of stock options and (2) the fair value of additional stock options in future years. Had compensation costs for the Company's stock option grants been determined based on the fair value at the grant dates for awards, the Company's net income and earnings per share would have reduced to the pro forma amounts indicated below.

SIEBERT FINANCIAL CORP. AND SUBSIDIARY
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995

NOTE I - OPTIONS  (CONTINUED)

                                                                  1997
                                                              -------------

                   Net Income                As reported      $   2,618,101
                                             Pro forma        $   2,397,101

                   Net Income Per Share      As reported         $ .12
                                             Pro forma           $ .11


NOTE J - RECENT ACCOUNTING PRONOUNCEMENTS

In June 1997, the Financial Accounting Standards Board issued Statements of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" and No. 131, "Disclosure about Segments of an Enterprise and Related Information" effective for fiscal years beginning after December 15, 1997. The Company believes that the above pronouncements will not have a significant effect on its financial position or results of operations.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the expenses in connection with the sale of the Common Stock offered hereby, other than underwriting discounts and commissions. The amount of such expenses are as follows:


SEC registration fees .......................................... $ 4,462
NASDAQ listing fee .............................................   7,500
Printing and engraving expenses ................................   8,000*
Legal fees and expenses ........................................  25,000*
Accounting fees and expenses ...................................  15,000*
Blue Sky fees and expenses .....................................  15,000*
Miscellaneous ..................................................   5,038*
                  Total ........................................ $80,000*

*  Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         1. The Business Corporation Law of the State of New York provides the following with respect to the indemnification of directors, officers and employees:

         SS.722.    AUTHORIZATION FOR INDEMNIFICATION OF DIRECTORS AND OFFICERS

         (a) A corporation may indemnify any person made, or threatened to be made, a party to an action or proceeding (other than one by or in the right of the corporation to procure a judgment in its favor), whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, or any partnership, joint venture, trust, employee benefit plan or other enterprise, which any director or officer of the corporation served in any capacity at the request of the corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the corporation, or serve such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful.

         (b) The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation or that he had reasonable cause to believe that his conduct was unlawful.

         (c) A corporation may indemnify any person made, or threatened to be made, a party to an action by or in the right of the corporation to procure a judgment in its favor by reason of the fact he, his testator or intestate, is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of any other corporation of any type or kind, domestic, foreign, of any partnership, joint venture, trust, employee benefit plan or other enterprise, against amounts paid in settlement and reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense or settlement of such action, or in connection with an appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in, or, in the case of service for any other corporation or any partnership, joint venture, trust, employee benefit plan or other enterprise, not opposed to, the best interests of the corporation, except that no indemnification under this paragraph shall be made in respect of
(1) a threatened action, or a pending action which is settled or otherwise disposed of, or (2) any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction, determines upon application that, in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such portion of the settlement amount and expenses as the court deems proper.

         (d) For the purpose of this section, a corporation shall be deemed to have requested a person to serve an employee benefit plan where the performance by such person of his duties to the corporation also imposes duties on, or otherwise involves services by, such person to the plan or participants or beneficiaries of the plan; excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be considered fines; and action taken or omitted by a person with respect to an employee benefit plan in the performance of such person's duties for a purpose reasonably believed by such person to be in the interest of the participants and beneficiaries of the plan shall be deemed to be for a purpose which is not opposed to the best interests of the corporation.

         SS.723.  PAYMENT OF INDEMNIFICATION OTHER THAN BY COURT AWARD

         (a) A person who has been successful, on the merits or otherwise, in the defense of a civil or criminal action or proceeding of the character described in section 722 shall be entitled to indemnification as authorized in such section.

         (b) Except as provided in  paragraph  (a),  any  indemnification  under section 722 or otherwise permitted by section 721, unless ordered by a court under section 724 (Indemnification of directors and officers by a court), shall be made by the corporation, only if authorized in the specific case:

         (1) By the board acting by a quorum consisting of directors who are not parties to such action or proceeding upon a finding that the director or officer has met the standard of conduct set forth in section 722 or established pursuant to section 721, as the case may be, or,

         (2) If a quorum under subparagraph (1) is not obtainable or, even if obtainable, a quorum of disinterested directors so directs;

         (A) By the board upon the opinion in writing of independent legal counsel that indemnification is proper in the circumstances because the applicable standard of conduct set forth in such sections has been met by such director or officer, or

         (B) By the shareholders upon a finding that the director or officer has met the applicable standard of conduct set forth in such sections.

         (c) Expenses incurred in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount as, and to the extent, required by paragraph (a) of section 725.

         SS.724.  INDEMNIFICATION OF DIRECTORS AND OFFICERS BY A COURT

         (a) Notwithstanding the failure of a corporation to provide indemnification, and despite any contrary resolution of the board of the shareholders in the specific case under section 723 (Payment of indemnification other than by court award), indemnification shall be awarded by a court to the extent authorized under Section 722 (Authorization for indemnification of directors and officers), and paragraph (a) of section 723. Application therefor may be made, in every case, either:

         (1) In the civil action or proceeding in which the expenses were incurred or other amounts were paid, or

         (2) To the supreme court in a separate proceeding, in which case the application shall set forth the disposition of any previous application made to any court for the same or similar relief and also reasonable cause for the failure to make application for such relief in the action or proceeding in which the expenses were incurred or other amounts were paid.

         (b) The application shall be made in such manner and form as may be required by the applicable rules of court or, in the absence thereof, by direction of a court to which it is made. Such application shall be upon notice to the corporation. The court may also direct that notice be given at the expense of the corporation to the shareholders and such other persons as it may designate in such manner as it may require.

         (c) Where indemnification is sought by judicial action, the court may allow a person such reasonable expenses, including attorneys' fees, during the pendency of the litigation as are necessary in connection with his defense therein, if the court shall find that the defendant has by his pleadings or during the course of the litigation raised genuine issues of fact or law.

         SS.725. OTHER PROVISIONS AFFECTING INDEMNIFICATION OF DIRECTORS AND OFFICERS

         (a) All expenses incurred in defending a civil or criminal action or proceeding which are advanced by the corporation under paragraph (c) of section 723 (Payment of indemnification other than by court award) or allowed by a court under paragraph (c) of section 724 (Indemnification of directors and officers by a court) shall be repaid in case the person receiving such advancement or allowance is ultimately found, under the procedure set forth in this article, not to be entitled to indemnification or, where indemnification is granted, to the extent the expenses so advanced by the corporation or allowed by the court exceed the indemnification to which he is entitled.

         (b) No indemnification, advancement or allowance shall be made under this article in any circumstance where it appears:

         (1) That the indemnification would be inconsistent with the law of the jurisdiction of incorporation of a foreign corporation which prohibits or otherwise limits such indemnification;

         (2) That the indemnification would be inconsistent with a provision of the certificate of incorporation, a by-law, a resolution of the board or of the shareholders, an agreement or other proper corporate action, in effect at the time of accrual of the alleged cause of action asserted in the threatened or pending action or proceeding in which the expenses were incurred or other amounts were paid, which prohibits or otherwise limits indemnification; or

         (3) If there has been a settlement approved by the court, that the indemnification would be inconsistent with any condition with respect to indemnification expressly imposed by the court in approving the settlement.

         (c) If any expenses or other amounts are paid by way of indemnification, otherwise than by court order or action by the shareholders, the corporation shall, not later than the next annual meeting of shareholders unless such meeting is held within three months from the date of such payment and, in any event, within fifteen months from the date of such payment, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the persons paid, the amounts paid, and the nature and status at the time of such payment of the litigation or threatened litigation.

         (d) If any action with respect to indemnification of directors and officer is taken by way of amendment of the by-laws, resolution of directors, or by agreement, then the corporation shall, not later than the next annual meeting of shareholders, unless such meeting is held within three months from the date of such action, and, in any event, within fifteen months from the date of such action, mail to its shareholders of record at the time entitled to vote for the election of directors a statement specifying the action taken.

         (e) Any notification required to be made pursuant to the foregoing paragraph (c) or (d) of this section by any domestic mutual insurer shall be satisfied by compliance with the corresponding provisions of section one thousand two hundred sixteen of the insurance law.

         (f) The provisions of this article relating to indemnification of directors and officers and insurance therefor shall apply to domestic corporations and foreign corporations doing business in this state, except as provided in section 1320 (Exemption from certain provisions).

         SS. 726.  INSURANCE FOR INDEMNIFICATION OF DIRECTORS AND OFFICERS

         (a) Subject to paragraph (b), a corporation shall have power to purchase and maintain insurance:

         (1) To indemnify the corporation for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of this article, and

         (2) To indemnify directors and officers in instances in which they may be indemnified by the corporation under the provisions of this article, and

         (3) To indemnify directors and officers in instances in which they may not otherwise be indemnified by the corporation under the provisions of this article provided by the contract of insurance covering such directors and officers provides, in a manner acceptable to the superintendent of insurance, for a retention amount and for co-insurance.

         (b) No insurance under paragraph (a) may provide for any payment, other than cost of defense, to or on behalf of any director or officer:

         (1) if a judgment or other final adjudication adverse to the insured director or officer establishes that his acts of active and deliberate dishonesty were material to the cause of action so adjudicated, or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled, or

         (2) in relation to any risk the insurance of which is prohibited under the insurance law of this state.

         (c) Insurance under any or all subparagraphs of paragraph (a) may be included in a single contract or supplement thereto. Retrospective rated contracts are prohibited.

         (d) The corporation shall, within the time and to the persons provided in paragraph (c) of section 725 (Other provisions affecting indemnification of directors or officers), mail a statement in respect of any insurance it has purchased or renewed under this section, specifying the insurance carrier, date of contract, cost of the insurance, corporate positions insured, and a statement explaining all sums, not previously reported in a statement to shareholders, paid under any indemnification insurance contract.

         (e) This section is the public policy of this state to spread the risk of corporate management, notwithstanding any other general or special law of this state or of any other jurisdiction, including the federal government.

         2. Article NINTH of the Restated Certificate of Incorporation of the Company provides as follows:

         "The liability to the Corporation and its shareholders of each and every person who is at any time a director of the Corporation, in such person's capacity as such director, is, and shall be, limited and eliminated to the full extent permitted by law (as now or hereafter in effect). Any repeal or modification of this Paragraph shall not adversely affect any right or protection of any person existing at the time of such appeal or modification."

         3. Section 7.04 of the By-laws of the Company provides as follows:

         "The Corporation shall indemnify any person, made a party to an action by or in the right of the Corporation to procure a judgment in its favor, by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation, against the reasonable expenses, including attorneys' fees, actually and necessarily incurred by him in connection with the defense of such action, or in connection with an appeal therein, except in relation to matters as to which such director or officer is adjudged to have breached his duty to the Corporation under Section 717 of the Business Corporation Law of the State of New York, as now in effect or as amended from time to time, to the maximum extent that is permitted by and is consistent with the law."

         "The Corporation shall indemnify any person, made, or threatened to be made, a party to an action or proceeding other than one by or in the right of the Corporation to procure a judgment in its favor, whether civil or criminal, including an action by or in the right of any other corporation of any type or kind, domestic or foreign, which any director or officer of the Corporation served in any capacity at the request of the Corporation, by reason of the fact that he, his testator or intestate, was a director or officer of the Corporation or served such other corporation in any capacity, against judgments, fines, amounts paid in settlement and reasonable expenses, including attorneys' fees actually and necessarily incurred as a result of such action or proceeding, or any appeal therein, if such director or officer acted, in good faith, for a purpose which he reasonably believed to be in the best interests of the Corporation and, in criminal actions or proceedings, in addition, had no reasonable cause to believe that his conduct was unlawful, to the maximum extent that is permitted by and is consistent with the law. The termination of any such civil or criminal action or proceeding by judgment, settlement, conviction or upon a plea of nolo contendere, or its equivalent, shall not in itself create a presumption that any such director or officer did not act, in good faith, for a purpose which he reasonably believed to be in the best interests of the Corporation or that he had reasonable cause to believe that his conduct was unlawful."

         The Corporation indemnifies its executive officers and directors to the extent permitted by applicable law against liabilities incurred as a result of their service to the Corporation. Directors are also indemnified to the extent permitted by applicable law against liabilities incurred as a result of their service as directors of other corporations when serving at the request of the Corporation. The Corporation has a directors and officers liability insurance policy underwritten by Executive

Risk Indemnity, Inc. in the aggregate amount of $5 million. The policy term is from November 8, 1996 to November 8, 1998. As to reimbursements by the insurer of the Corporation's indemnification expenses, the policy has a $150,000 deductible; there is no deductible for covered liabilities of individual directors and officers.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

          Inapplicable.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES.

(a)  Exhibits:

Exhibit
Number                            Description of Exhibit
-------                           ----------------------

2(a) Plan and Agreement of Merger between J. Michaels, Inc. ("JMI") and Muriel Siebert Capital Markets Group, Inc. ("MSCMG"), dated as of April 24, 1996 ("Merger Agreement") (incorporated by reference to Siebert Financial Corp.'s Form 10-K for the fiscal year ended December 31,
         1996)

2(b) Amendment No. 1 to Merger Agreement, dated as of June 28, 1996 (incorporated by reference to Siebert Financial Corp.'s Form 10-K for the fiscal year ended December 31, 1996)

2(c) Amendment No. 2 to Merger Agreement, dated as of September 30, 1996 (incorporated by reference to Siebert Financial Corp.'s Form 10-K for the fiscal year ended December 31, 1996)

2(d) Amendment No. 3 to Merger Agreement, dated as of November 7, 1996 (incorporated by reference to Siebert Financial Corp.'s Form 10-K for the fiscal year ended December 31, 1996)

3(a) Certificate of Incorporation of Siebert Financial Corp., formally known as J. Michaels, Inc., originally filed on April 9, 1934, as amended and restated to date (incorporated by reference to Siebert Financial Corp.'s Form 10-K for the fiscal year ended December 31, 1996)

3(b)     By-laws of Siebert Financial Corp.

5 Opinion of Brown Raysman Millstein Felder & Steiner LLP as to the legality of the securities being registered

10(a) Siebert Financial Corp. 1997 Stock Option Plan (incorporated by reference to Siebert Financial Corp.'s Form 10-K for the fiscal year ended December 31, 1996)

10(b) LLC Operating Agreement, among Siebert, Brandford, Shank & Co., LLC, Muriel Siebert & Co., Inc., Napoleon Brandford III and Suzanne F. Shank, dated as of March 10, 1997 (incorporated by reference to Siebert Financial Corp.'s Form 10-K for the fiscal year ended December 31,
         1996)

10(c) Services Agreement, between Siebert, Brandford, Shank & Co., LLC and Muriel Siebert & Co., Inc., dated as of March 10, 1997 (incorporated by reference to Siebert Financial Corp.'s Form 10-K for the fiscal year ended December 31, 1996)

10(d) Siebert Financial Corp. 1998 Restricted Stock Award Plan (incorporated by reference to Siebert Financial Corp.'s Form 10-K for the fiscal year ended December 31, 1997)

21       List of Subsidiaries of Siebert Financial Corp.

23(a)    Consent of Richard A. Eisner & Company, LLP

23(b) Consent of Brown Raysman Millstein Felder & Steiner LLP (included in their opinion set forth as Exhibit 5 to this Registration Statement)

(b)  Financial Statement Schedules:

         Schedules have been omitted because either they are not required or are not applicable or because the required information has been included elsewhere in the financial statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

(a)  The undersigned registrant hereby undertakes:

              (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

              (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

              (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

              (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                     * * * *

         (i) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Company has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 9th day of April, 1998.

                                                 SIEBERT FINANCIAL CORP.


                                                 By: /s/ Muriel F. Siebert
                                                    ----------------------------
                                                         Muriel F. Siebert
                                                         Chair and President

                                POWER OF ATTORNEY

         KNOW ALL PEOPLE BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Muriel F. Siebert, Nicholas P. Dermigny and Richard M. Feldman, and each of them, his true and lawful attorney-in-fact and agents with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed below by the following persons, in the capacities indicated, on April 9, 1998.

                      Name                                       Title
                      ----                                       -----

     /s/ Muriel F. Siebert
--------------------------------------------          Chair, President and Director
         Muriel F. Siebert                            (principal executive officer)


     /s/ Nicholas P. Dermigny
--------------------------------------------          Executive Vice President, Chief Operating Officer and
         Nicholas P. Dermigny                         Director


    /s/  Richard M. Feldman
--------------------------------------------          Executive Vice President and Chief Financial and
         Richard M. Feldman                           Administrative Officer (principal financial and
                                                      accounting officer)


    /s/  Patricia L. Francy
--------------------------------------------          Director
         Patricia L. Francy


    /s/  Jane H. Macon
--------------------------------------------          Director
         Jane H. Macon


    /s/  Monte E. Wetzler
--------------------------------------------          Director
         Monte E. Wetzler

                                  EXHIBIT INDEX

Exhibit
Number         Description Of Exhibits                                      Page
------         -----------------------                                      ----

2(a)           Plan and Agreement of Merger between J. Michaels, Inc.
               ("JMI") and Muriel Siebert Capital Markets Group, Inc. ("MSCMG"), dated as of April 24, 1996 ("Merger Agreement") (incorporated by reference to Siebert Financial Corp.'s Form 10-K for the fiscal year ended December 31, 1996)

2(b) Amendment No. 1 to Merger Agreement, dated as of June 28, 1996 (incorporated by reference to Siebert Financial Corp.'s Form 10-K for the fiscal year ended December 31,
               1996)

2(c) Amendment No. 2 to Merger Agreement, dated as of September 30, 1996 (incorporated by reference to Siebert Financial Corp.'s Form 10-K for the fiscal year ended December 31,
               1996)

2(d) Amendment No. 3 to Merger Agreement, dated as of November 7, 1996 (incorporated by reference to Siebert Financial Corp.'s Form 10-K for the fiscal year ended December 31,
               1996)

3(a) Certificate of Incorporation of Siebert Financial Corp., formally known as J. Michaels, Inc., originally filed on April 9, 1934, as amended and restated to date (incorporated by reference to Siebert Financial Corp.'s Form 10-K for the fiscal year ended December 31, 1996)

3(b)           By-laws of Siebert Financial Corp.

5 Opinion of Brown Raysman Millstein Felder & Steiner LLP as to the legality of the securities being registered

10(a)          Siebert Financial Corp. 1997 Stock Option Plan
               (incorporated by reference to Siebert Financial Corp.'s Form 10-K for the fiscal year ended December 31, 1996)

10(b) LLC Operating Agreement, among Siebert, Brandford, Shank & Co., LLC, Muriel Siebert & Co., Inc., Napoleon Brandford III and Suzanne F. Shank, dated as of March 10, 1997 (incorporated by reference to Siebert Financial Corp.'s Form 10-K for the fiscal year ended December 31, 1996)

10(c) Services Agreement, between Siebert, Brandford, Shank & Co., LLC and Muriel Siebert & Co., Inc., dated as of March 10, 1997 (incorporated by reference to Siebert Financial Corp.'s Form 10-K for the fiscal year ended December 31,
               1996)

10(d) Siebert Financial Corp. 1998 Restricted Stock Award Plan (incorporated by reference to Siebert Financial Corp.'s Form 10-K for the fiscal year ended December 31, 1997)

21             List of Subsidiaries of Siebert Financial Corp.

23(a)          Consent of Richard A. Eisner & Company, LLP

23(b) Consent of Brown Raysman Millstein Felder & Steiner LLP (included in their opinion set forth as Exhibit 5 to this Registration Statement)